UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Marsh & McLennan Companies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MARSH & McLENNAN COMPANIES

2019

Notice of Annual Meeting and Proxy Statement

Notice of Annual Meeting and Proxy Statement 2019

We are the world’s leading professional services firm in the areas of risk, strategy and people. We are four global businesses united by a common purpose and a uniquely collaborative culture. We are over 65,000 colleagues committed to each other, to our clients and to the greater good. We help clients change what’s possible, enabling enterprise around the world. WE ARE MARSH & McLENNAN. OUR BUSINESSES: Risk & Insurance Services Consulting MARSH Insurance broking and risk management solutions GUY CARPENTER Reinsurance and capital strategies MERCER Health, wealth and career consulting and solutions OLIVER WYMAN Strategy, economic and brand consulting

Notice of Annual Meeting

of Stockholders and Proxy Statement

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Marsh & McLennan Companies, Inc. at:

DATE:	TIME:	LOCATION:
Thursday,	10:00 a.m.	1166 Avenue of the Americas,
May 16, 2019		New York, NY 10036

If you plan to attend the meeting in person, you will need to register in advance and provide proof that you own the Company’s common stock. Please see page 72 for more information about attending the meeting in person.

Items of Business

1.	To elect twelve (12) persons named in the accompanying proxy statement to serve as directors for a one-year term;

2.	To approve, by nonbinding vote, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

4.	To conduct any other business that may properly come before the meeting.

Your Vote is Very Important

Only stockholders of record as of close of business on March 18, 2019 may vote, in person or by proxy, at the annual meeting. Whether or not you plan to attend the annual meeting, your vote is very important. We urge you to participate in the election of our directors and deciding the other items on the agenda for the annual meeting.

You may vote over the Internet or by telephone.

•	If you accessed this proxy statement through the Internet, instructions appear in the Notice of Internet Availability of Proxy Materials.

•	If you received this proxy statement by mail, you may also vote by mail and instructions appear on the enclosed proxy card.

KATHERINE J. BRENNAN

Deputy General Counsel, Corporate Secretary & Chief Compliance Officer

March 29, 2019

Important Notice Regarding the Availability of Proxy Materials for the Marsh & McLennan Companies Annual Meeting of Stockholders to be held on May 16, 2019: This proxy statement and the Company’s 2018 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2018, are available at http://proxy.mmc.com

This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about March 29, 2019.

In these materials, we refer to Marsh & McLennan Companies, Inc. as the “Company”, “we” and “our”.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Voting Matters

	Page number for more information	Board’s recommendation
Election of Directors (Item 1)	15	FOR
To elect twelve (12) persons named in the accompanying proxy statement to serve as directors for a one-year term
Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation (Item 2)	23	FOR
To approve, by nonbinding vote, the compensation of our named executive officers
Ratification of Independent Auditor (Item 3)	60	FOR
To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm

Highlights of Our Business and Strategy

BUSINESS	We are a global professional services firm offering clients advice and solutions in risk, strategy and people. Our businesses include:
	MARSH Insurance broker, intermediary and risk advisor	GUY CARPENTER Risk and reinsurance specialist	MERCER HR and investment related financial advice and services	OLIVER WYMAN GROUP Management, economic and brand consultancy
With over 65,000 COLLEAGUES worldwide and ANNUAL REVENUE OF $15 BILLION, we provide analysis, advice and transactional capabilities to clients in more than 130 COUNTRIES.
STRATEGY

We are the leading professional services firm in the areas of risk, strategy and people. Our purpose is to make a meaningful difference in the moments that matter, and by doing so, create significant value for our clients, colleagues, stockholders and the broader community. We are focused on four imperatives —

	Creating breakthrough impact for our clients	Embracing innovation and the digital future	Being a great place to work	Driving growth and creating value

This strategy is designed to create exceptional value and superior returns for our stockholders over time.

Every year, the Board reviews the Company’s long-term strategic plan and the strategic plans of the Company’s operating subsidiaries.

i          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Proxy Summary (Continued)

Key Governance Policies and Practices

BOARD OF DIRECTORS	✓	Our chairman of the Board is an independent director
	✓	Two directors have joined since 2016, enhancing the Board’s breadth and depth of experience and diversity
	✓	All of our directors are elected annually
	✓	Our directors’ areas of expertise are presented in a matrix on page 9
✓

Our Governance Guidelines articulate the Board’s responsibility, alongside management, for setting the “tone at the top” and overseeing management’s strategy to promote a culture of integrity throughout the Company

STOCKHOLDER ENGAGEMENT	✓

In 2011, we expanded the breadth and consistency of our stockholder engagement. In each of the past five years, we have engaged with institutional stockholders holding approximately 25% to 45% of the Company’s common stock

STOCKHOLDER RIGHTS	✓	Our bylaws provide for proxy access (3% ownership / 3 years / group of up to 20 / greater of 20% of Board seats or 2 directors)
	✓	Our bylaws allow holders of at least 20% of the voting power of the Company’s outstanding common stock to call a special meeting
	✓	Directors must receive a majority of the votes cast to be elected in uncontested elections
COMPENSATION AND EQUITY	✓	We have stock ownership guidelines for directors and senior executives
	✓	We prohibit hedging transactions by directors and colleagues, including senior executives
	✓	Directors and senior executives are prohibited from pledging Company securities as collateral for a loan or otherwise

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          ii

Proxy Summary (Continued)

Key Executive Compensation Policies and Practices

STOCKHOLDER ALIGNED EXECUTIVE COMPENSATION PROGRAM	✓	Our senior executives have a high percentage of variable (‘‘at risk’’) pay
✓

Long-term incentive compensation for our senior executives is delivered predominantly in stock options and performance stock unit awards, the value of which is contingent on stock price appreciation or achievement of specific Company financial objectives

	✓	We mitigate the potential dilutive effect of equity-based awards through our share repurchase program
	✓	Our Compensation Committee has an independent compensation consultant
COMPENSATION RECOVERY POLICIES	✓	We have clawback policies for senior executive annual bonus awards and for equity-based compensation
SEVERANCE AND CHANGE IN CONTROL	✓	Severance protections for our senior executives, including our CEO, are at a 1x multiple of base salary and bonus
	✓	We provide “double-trigger” vesting of equity-based awards and payment of severance benefits following a change in control of the Company
	✓	We do not provide golden parachute excise tax gross-ups in connection with a change in control of the Company
SAY ON PAY	✓	We hold an annual advisory vote on named executive officer compensation and stockholder support of the executive compensation program has been strong (95% in 2018 and 96% in 2017)

iii          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Proxy Summary (Continued)

Highlights of Our 2018 Performance and Compensation

FINANCIAL OBJECTIVES	•	In 2018, Marsh & McLennan Companies DELIVERED STRONG PERFORMANCE as we successfully executed on our long-term financial and strategic objectives.
	•	GAAP EPS INCREASED 13%, and we delivered 11%* GROWTH IN ADJUSTED EPS. This marks ANOTHER YEAR OF DOUBLE-DIGIT GROWTH following 15% adjusted EPS growth in 2017.
	•	We generated $15 BILLION OF REVENUE, an increase of 7% compared with 2017. We achieved 4.2% GROWTH in underlying revenue—significantly higher than the 3.5% growth we generated in 2017.
•

We INCREASED ADJUSTED OPERATING INCOME* for both the Risk & Insurance Services and Consulting segments for the NINTH CONSECUTIVE YEAR, with our overall margin increasing for the eleventh consecutive year.

ANNUAL COMMITMENTS	•

We increased our quarterly dividend from $0.375 to $0.415 per share beginning in the third quarter of 2018, resulting in an ANNUAL DIVIDEND INCREASE OF 10.5%, from $1.43 to $1.58. Our dividend has increased every year since 2010.

	•	We used approximately $675 million in cash to REPURCHASE APPROXIMATELY 8.2 MILLION SHARES, reducing our outstanding common stock by approximately 4.9 million shares on a net basis.
POSITIONING FOR THE FUTURE	•	We DEPLOYED $1.1 BILLION OF CAPITAL ACROSS 23 TRANSACTIONS that were completed in 2018, representing another year of significant reinvestment in building our business through acquisitions.
•

Our agreement to acquire JARDINE LLOYD THOMPSON GROUP PLC was the capstone of 2018 for us. This acquisition is the LARGEST ACQUISITION IN OUR 148-YEAR HISTORY and represents a meaningful step forward in our efforts to expand in higher-growth and higher-margin segments.

STOCK PERFORMANCE	•	Our total stockholder return OUTPERFORMED THE S&P 500® INDEX BY 4.3 PERCENTAGE POINTS for 2018.
	•	Our FIVE-YEAR ANNUALIZED TOTAL STOCKHOLDER RETURN OF 12.8% also outperformed the S&P 500® index total stockholder return of 8.5% by 4.3 percentage points.
EXECUTIVE COMPENSATION	•	The Compensation Committee assessed our achievement against 2018 financial and strategic objectives and determined ABOVE-TARGET BONUSES for most of our named executive officers.
	•	We achieved THREE-YEAR ADJUSTED EPS GROWTH OF 12.3% for our 2016 performance stock unit awards.
•

Our EQUITY RUN RATE** IN 2018 WAS 0.8%. Shares repurchased during the year more than offset the increase in shares attributable to the exercise of stock options and the distribution of shares for stock units from previously granted equity-based awards.

*	Please see Exhibit A for a reconciliation of our non-GAAP financial measures to GAAP financial measures and related disclosures.

**

“Equity run rate” means the number of shares of our common stock underlying equity-based awards granted plus the number of shares of our common stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of our common stock outstanding for the year.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          iv

v          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Corporate Governance

We describe key features of the Company’s corporate governance environment below and in the next section of this proxy statement, captioned “Board of Directors and Committees.” Our key corporate governance materials are available online at http://www.mmc.com/about/governance.php.

Overview

Our Board of Directors currently has twelve (12) members, including H. Edward Hanway, our independent chairman, and Daniel S. Glaser, our President and Chief Executive Officer. Mr. Glaser is the only member of management who serves as a director. As described in more detail under “Board of Directors and Committees,” our Board maintains an Audit Committee, a Compensation Committee, a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee.

Corporate Governance Practices

The Company is committed to best practices in corporate governance. Highlights of our corporate governance practices are described below.

BOARD STRUCTURE

•	Board Independence. All of the Company’s directors are independent, with the exception of our CEO, who is the only member of management serving on the Board.

•	Independent Chairman. The Company maintains separate roles of chief executive officer and chairman of the Board as a matter of policy. An independent director acts as chairman of the Board.

•	Offer to Resign upon Change in Circumstances. Pursuant to our Governance Guidelines, any director undergoing a significant change in professional circumstances must offer to resign from the Board.

ELECTION OF DIRECTORS

•	Annual Election of Directors. The Company’s charter provides for the annual election of directors.

•	Majority Voting in Director Elections. The Company’s bylaws provide that, in uncontested elections, director candidates must be elected by a majority of the votes cast. Each director candidate has previously tendered an irrevocable resignation that will be effective upon his or her failure to receive the requisite votes and the Board’s acceptance of such resignation.

PROXY ACCESS

•	Proxy Access. The Company’s bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to the greater of two or 20% of board seats, if the stockholder(s) and the nominee(s) meet the requirements in our bylaws.

RIGHT OF STOCKHOLDERS TO CALL SPECIAL MEETINGS

•	Stockholder Right to Call Special Meetings. The Company’s bylaws allow holders of record of at least 20% of the voting power of the Company’s outstanding common stock to call a special meeting.

STOCKHOLDER RIGHTS PLAN

•	No Poison Pill. The Company does not have a Rights Agreement.

COMPENSATION PRACTICES

•	Compensation Structure for Independent Directors. The Company’s director compensation structure is transparent to investors and does not provide for meeting fees or retainers for non-chair committee membership.

•	Cap on Executive Severance Payments. The Company is required as a matter of policy to obtain stockholder approval for severance agreements with certain senior executives if they provide for cash severance that exceeds 2.99 times the executive’s base salary and three-year average annual bonus award.

•	“Double-Trigger” Condition for Vesting of Equity-Based Awards following a Change in Control. Our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision, which requires both a change in control of the Company and a specified termination of employment in order for vesting to be accelerated.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          1

Corporate Governance (Continued)

•	“Clawback” Policies. The Company may as a matter of policy recoup (or “claw back”) certain executive bonuses in the event of misconduct leading to a financial restatement. Also, our 2011 Incentive and Stock Award Plan allows the Company to “claw back” outstanding or already settled equity-based awards.

EQUITY OWNERSHIP AND HOLDING REQUIREMENTS

•	Senior Executive Equity Ownership and Holding Requirements. The Company requires senior executives to hold shares or stock units of our common stock with a value equal to a multiple of base salary. The multiple for our Chief Executive Officer is six, and the multiple for our other senior executives is three. Senior executives are required to hold shares of the Company’s common stock acquired in connection with equity-based awards until they reach their ownership multiple and may not sell any shares of the Company’s common stock unless they maintain their ownership multiple.

•	Director Equity Ownership and Holding Requirements. Directors are required to acquire over time, and thereafter hold (directly or indirectly), shares or stock units of our common stock with a value equal to at least five times the Board’s basic annual retainer. Directors may not sell shares of the Company’s common stock until this ownership threshold is attained.

Guidelines for Corporate Governance

The Company and the Board of Directors formally express many of our governance policies through our Guidelines for Corporate Governance (our “Governance Guidelines”). The Governance Guidelines are posted on our website at http://www.mmc.com/about/governance.php.

The Governance Guidelines summarize certain policies and practices designed to assist the Board in fulfilling its fiduciary obligations to the Company’s stockholders, including the following (parenthetical references are to the relevant section of the Governance Guidelines):

•	The Board’s responsibility, alongside management, for setting the “tone at the top” and overseeing management’s strategy to promote a culture of integrity throughout the Company. (Section A)

•	Specific Board functions (Section B), such as:

•	selecting, regularly evaluating the performance of, and approving the compensation paid to, the CEO;

•	providing oversight and guidance regarding the selection, evaluation, development and compensation of other senior executives;

•	planning for CEO and other senior management succession;

•	reviewing, monitoring and, where appropriate, approving the Company’s strategic and operating plans, fundamental financial objectives and major corporate actions;

•	assessing major risks facing the Company and reviewing enterprise risk management programs and processes;

•	overseeing the integrity of the Company’s financial statements and financial reporting processes;

•	reviewing processes to maintain the Company’s compliance with legal and ethical standards; and

•	reviewing and monitoring the effectiveness of the Company’s corporate governance practices.

•	Succession planning and management development. (Section C)

•	Director qualification standards and director independence. (Sections D.2 and D.3)

•	Limits on serving on more than four public company boards. (Section D.5)

•	Majority voting in director elections. (Section E.3)

•	Resignation and retirement requirements for independent directors. (Section E.5)

•	Separation of chairman and CEO roles. (Section F.2)

•	Executive sessions of independent directors at every in-person meeting of the Board. (Section H.3)

•	Annual Board review of the Company’s long-term strategic plan and the strategic plans of the Company’s operating subsidiaries. (H.4)

2          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Corporate Governance (Continued)

•	Board access to management and professional advisors. (Section I)

•	Director stock ownership requirements. (Section K.2)

•	Prohibition on directors’ hedging and pledging Company securities. (Section K.3)

•	Annual Board and committee evaluations. (Section L)

•	Policy on interested stockholder transactions. (Section O)

Stockholder Engagement

In 2011, we expanded the breadth and consistency of our stockholder engagement. In each of the past five years, we have engaged with institutional stockholders holding approximately 25% to 45% of the Company’s common stock. Discussions with stockholders cover corporate governance, executive compensation and environmental and social topics. Feedback received during the stockholder engagement process is shared with senior executives, the Board and its committees. We are committed to ongoing engagement with our stockholders and intend to continue these outreach efforts.

Risk Oversight

It is the responsibility of the Company’s senior management to assess and manage our exposure to risk and to bring to the Board’s attention the most material risks facing the Company. The Board oversees risk management directly and through its committees.

Annually, the Board reviews management’s assessment of the Company’s key enterprise risks. Senior management then briefs the Board on its strategy with respect to each risk and provides a mid-year status update and a report at year-end. The Board receives updates from management on specific risks throughout the year, including on human capital management and cybersecurity.

The Audit Committee regularly reviews the Company’s policies and practices with respect to risk assessment and risk management, including cybersecurity risk. The Directors and Governance Committee considers risks relating to CEO succession planning, and the Compensation Committee considers risks relating to the design of executive compensation programs and arrangements. See the discussion under “Committees” on page 11 for additional information about the Board’s committees.

Environmental, Social and Governance (ESG) Oversight and Activities

With the creation of the Corporate Responsibility Committee in 2008, the Board has formally focused on key aspects of the Company’s environmental, social and governance (ESG) initiatives for more than a decade. In 2018, the Company formed a cross-functional management committee to coordinate and communicate on the Company’s ESG initiatives. Our Corporate Citizenship Report and related information is available on our website at http://www.mmc.com/esg.

The Board oversees the Company’s ESG initiatives and strategies primarily through its committees.

Corporate Responsibility Committee.  The Corporate Responsibility Committee has responsibility for sustainability, diversity and inclusion and social responsibility, as well as corporate communications and government relations. It includes members from each of the Board’s other committees. The Corporate Responsibility Committee receives reports at least annually on environmental matters from the Company’s Chief Sustainability Officer and on diversity and inclusion and social responsibility matters from the Company’s Chief Human Resources Officer.

Compensation Committee.  The Compensation Committee has responsibility to review certain key human resource strategic activities, including those relating to diversity, training and recruitment. The Compensation Committee coordinates with the Corporate Responsibility Committee on diversity initiatives and receives annual reports on diversity and inclusion from the Company’s Chief Human Resources Officer.

Directors and Governance Committee.  The Directors and Governance Committee takes a leadership role in shaping the Company’s corporate governance principles and practices. It receives regular updates on governance practices and developments from the Company’s General Counsel.

Audit Committee.  The Audit Committee has responsibility for the Company’s policies, systems and controls designed to promote ethical behavior and compliance with applicable legal and regulatory requirements. It receives regular updates from the Company’s Chief Compliance Officer.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          3

Corporate Governance (Continued)

Following each committee meeting, the respective committee chair reports on the meeting to the full Board. See the discussion under “Committees” on page 11 for additional information about the Board’s committees.

Management ESG Committee.  In 2018, a committee was formed with members drawn from across the Company to coordinate and communicate on the Company’s ESG initiatives. The committee is comprised of colleagues from Legal, Compliance, Human Resources, Corporate Social Responsibility, Investor Relations, Communications and Government Relations. Members of the committee include the Company’s Deputy General Counsel, Corporate Secretary & Chief Compliance Officer, the secretaries to the Board’s committees, the Company’s Chief Sustainability Officer, the Company’s Head of Corporate Responsibility, as well as other colleagues who support the Company’s ESG initiatives.

Codes of Conduct

Our reputation is fundamental to our business. The Company’s directors and officers and other colleagues are expected to act ethically at all times. To provide guidance in this regard, the Company has adopted a Code of Conduct, The Greater Good, which applies to all of our directors, officers and other colleagues. Additionally, The Greater Good requires the Company’s agents, subcontractors and suppliers to comply with relevant aspects of our compliance policies. The dissemination of The Greater Good to the Company’s colleagues includes comprehensive training and communication. In 2016, there was a campaign requiring colleagues to recertify their commitment to The Greater Good. Each year, the Company’s directors and senior executives certify their commitment to The Greater Good. The Company has also adopted an additional Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer and controller. Both of these codes are posted on the Company’s website at http://www.mmc.com and print copies are available to any stockholder upon request. We will disclose any amendments to, or waivers of, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website within four business days.

CEO Succession Planning and Succession Planning for Senior Executives

The Board believes that planning for CEO succession is one of its most important responsibilities. CEO succession planning is regularly discussed at Board meetings and in executive sessions. The Board, taking into account the recommendations of the Directors and Governance Committee, approves and maintains a succession plan for the CEO. At least annually, independent directors meet with the CEO to discuss potential successors. In addition, a confidential procedure is maintained for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

The Board also believes that planning for succession below the CEO level is a key responsibility. The CEO periodically reviews with the independent directors the performance of senior executives and any succession issues related to those individuals. The Compensation Committee has responsibility for reviewing the Company’s executive talent review process for senior executives. Every year, the Compensation Committee reviews succession plans for direct reports to the CEO and other key executive positions.

Directors engage with senior executives and others at Board and committee meetings and in less formal settings to allow directors to personally assess potential candidates for CEO and senior executive roles.

Director Recruitment, Nomination and Succession Planning

The Board, taking into account the recommendation of the Directors and Governance Committee, is responsible for nominating a slate of director candidates for election at the Company’s annual meeting of stockholders.

DIRECTOR RECRUITMENT

The Board has delegated to the Directors and Governance Committee the authority to identify, consider and recommend to the Board potential new director candidates and to engage one or more search firms to assist the Committee in that regard. The Directors and Governance Committee reviews with the Board periodically the skills and characteristics to be sought in any new director candidates. In evaluating the skills and characteristics to be sought in new director candidates, the Directors and Governance Committee considers, among other factors, the criteria described under “Director Qualifications” on page 8 and the skills and experiences shown in the “Director Skills and Experience” matrix on page 9. In its recruitment process, the Directors and Governance Committee and the Board seek to reflect gender, racial and ethnic diversity in the pool of director candidates.

4          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Corporate Governance (Continued)

DIRECTOR NOMINATION PROCESS

As part of the process for nominating director candidates, the Board evaluates each individual director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our business and represent stockholder interests. The Directors and Governance Committee may consider recommendations for director candidates from search firms, other directors and stockholders. In deciding whether to nominate an incumbent director for re-election, the Board considers many factors, including the criteria described under “Director Qualifications” on page 8, such as gender, racial and ethnic diversity, as well as his or her length of service and performance on the Board.

DIRECTOR SUCCESSION PLANNING

The Board is committed to effective succession planning. The Directors and Governance Committee has responsibility to review the composition and structure of the Board as a whole, taking into account such factors as the Board’s current mix and diversity of skills, backgrounds and experiences, and to make recommendations to the Board as appropriate. In its review of Board composition, the Directors and Governance Committee considers succession planning in light of factors such as skills needed and upcoming retirements and other potential departures.

Director Orientation and Continuing Education

All new directors participate in an orientation program throughout their first year on the Board to familiarize them with the Company’s business, strategy, finances, policies, corporate governance practices and culture. The orientation program includes in-person meetings with the Company’s senior executives and comprehensive background materials. Directors are provided training on our code of conduct, The Greater Good. Thereafter, each director certifies annually that he or she has read it and agrees to abide by its policies and practices. Additional orientation sessions with key advisors are provided for Audit and Compensation Committee members. Orientation sessions are tailored upon request to meet directors’ needs and interests.

Directors are also encouraged to participate in continuing education programs. Continuing education programs may be part of regular Board or committee meetings or third-party presentations. Additionally, the Company pays for directors to have access to third-party resources that provide updates on issues and programs relevant to public companies and their directors.

Director Independence

The Board has determined that all directors other than Mr. Glaser are independent under the New York Stock Exchange (“NYSE”) listed company rules and the standards set forth in the Governance Guidelines. Therefore, the Board has satisfied the objective, set forth in the Governance Guidelines, that a substantial majority of the Company’s directors be independent of management.

For a director to be considered independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. The Board has established standards to assist it in making determinations of director independence. These standards conform to, or are more exacting than, the independence requirements provided in the NYSE listed company rules. The Company’s director independence standards are set forth as Annex A to our Governance Guidelines.

All members of the Audit, Compensation and Directors and Governance Committees must be independent directors under the NYSE listed company rules and the standards set forth in the Company’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. The Board evaluated each member of the Compensation Committee under the additional NYSE compensation committee member independence standards and also determined that these members qualify as “non-employee directors” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as “outside directors” (as defined in Section 162(m) of the Internal Revenue Code).

Under our Governance Guidelines, if a director whom the Board has deemed independent has a change in circumstances or relationships that might cause the Board to reconsider that determination, he or she must immediately notify the chairman of the Board and the chair of the Directors and Governance Committee.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          5

Corporate Governance (Continued)

Review of Related Person Transactions

The Company maintains a written Policy Regarding Related Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary.

In determining whether to approve or ratify a related person transaction, the Directors and Governance Committee will review the facts and circumstances including: the commercial reasonableness of the transaction; the benefits of the transaction to the Company; the availability of other sources for the products or services involved in the transaction; the materiality and nature of the related person’s direct or indirect interest in the transaction and the potential public perception of the transaction. The Directors and Governance Committee will approve or ratify a related person transaction only if the Committee determines that the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

If the Directors and Governance Committee determines not to approve or ratify a related person transaction, the transaction will not be entered into or continued. No member of the Directors and Governance Committee will participate in any review or determination if the Committee member or any of his or her immediate family members is the related person.

See the discussion under “Transactions with Management and Others” on page 70.

Stockholder Nominations for Director Candidates

Stockholders may recommend or nominate director candidates in writing to the Company’s Corporate Secretary. All stockholder recommendations for director candidates are considered and they are evaluated in the same manner as other director candidates. Nominating stockholders must meet the requirements described in Article III of our bylaws. The notice of nomination must meet bylaw requirements, including as to timeliness and form, and be delivered to the Company’s Corporate Secretary at our principal executive offices: Marsh & McLennan Companies, Inc., Attn: Directors and Governance Committee, c/o Katherine J. Brennan—Corporate Secretary, 1166 Avenue of the Americas, New York, New York 10036-2774. See the discussion under “Submission of Stockholder Proposals and Other Items of Business for 2020 Annual Meeting” on page 75.

Director Election Voting Standard

The Company’s bylaws provide that, in an uncontested election of directors (i.e., where the number of nominees does not exceed the number of directors to be elected), a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board.

In connection with the Company’s majority voting standard for director elections, the Board has adopted the following procedures, which are set forth more fully in Section E.3 of our Governance Guidelines:

•	The Board shall nominate for election only director candidates who agree to tender to the Board an irrevocable resignation that will be effective upon (i) a director’s failure to receive the required number of votes for re-election at the next meeting of stockholders at which he or she faces re-election and (ii) the Board’s acceptance of such resignation.

•	Following a meeting of stockholders at which an incumbent director who was a nominee for re-election does not receive the required number of votes for election, the Directors and Governance Committee shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale.

•	If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board.

6          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Corporate Governance (Continued)

Communicating with Directors

Holders of the Company’s common stock and other interested parties may send communications to the Board of Directors, the independent chairman, any of the directors or the independent directors as a group by mail (addressed to Katherine J. Brennan—Corporate Secretary, at the address shown below), online at http://www.ethicscomplianceline.com or by telephone (local dialing instructions can be found at http://www.ethicscomplianceline.com). Items unrelated to the directors’ duties and responsibilities as Board members may be excluded by the Corporate Secretary, including solicitations and advertisements, junk mail, product-related communications, surveys and job referral materials such as resumes.

Communicating Concerns Regarding Accounting Matters

The Audit Committee of the Board of Directors has established procedures to enable anyone who has a concern about the Company’s accounting, internal accounting controls or auditing practices to communicate that concern directly to the Audit Committee. These communications, which may be made on a confidential or anonymous basis, may be submitted in writing, by telephone or online as follows:

By mail to:

Marsh & McLennan Companies, Inc.

Audit Committee of the Board of Directors

c/o Katherine J. Brennan—Corporate Secretary

1166 Avenue of the Americas, Legal Department

New York, New York 10036-2774

By telephone or online:

Go to this website for dialing instructions or to raise a concern online:

http://www.ethicscomplianceline.com

Further details of the Company’s procedures for handling complaints and concerns of colleagues and other interested parties regarding accounting matters are posted on our website at http://www.mmc.com/about/governance.php.

Company policy prohibits retaliation against anyone who raises a concern in good faith.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          7

Board of Directors and Committees

Board Composition, Leadership and Size

At the 2019 annual meeting, stockholders will vote on the election of twelve (12) directors. H. Edward Hanway currently serves as the Board’s independent chairman.

The only member of management who serves on the Board is Daniel S. Glaser, the Company’s President and Chief Executive Officer. The position of chairman of the Board has been held by an independent director since 2005. The Board believes that this currently is the best leadership structure for the Company.

Director Qualifications

As provided in our Governance Guidelines, all directors must demonstrate the highest standards of ethics and integrity, must be independent thinkers with strong analytical ability and must be committed to representing all of the Company’s stockholders rather than any particular interest group. In addition to these characteristics, our Governance Guidelines provide that each director candidate be evaluated by the Board against the following criteria: (1) the candidate’s personal and professional reputation and background; (2) the candidate’s industry knowledge; (3) the candidate’s experience with businesses or other organizations comparable to the Company in terms of size or complexity; (4) the interplay of the candidate’s skills and experience with those of the incumbent directors; (5) the extent to which the candidate would provide substantive expertise that is currently sought by the Board or any committees of the Board; (6) the candidate’s ability to commit the time necessary to fulfill a director’s responsibilities; (7) relevant legal and regulatory requirements and evolving best practices in corporate governance; (8) the gender, racial, ethnic and cultural diversity of each potential candidate and (9) any other criteria the Board deems appropriate.

8          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Board of Directors and Committees (Continued)

Director Skills and Experience

As a global professional services firm offering clients advice and solutions in risk, strategy and people, the eight areas of expertise described in the chart below support our business and strategy. The chart identifies the five principal skills that the Directors and Governance Committee considered for each director when evaluating that director’s experience and qualifications to serve as a director. Additional information about each director’s background, business experience and other matters, as well a description of how each individual’s experience qualifies him or her to serve as a director of the Company, is provided under the heading “Item 1—Election of Directors” beginning on page 15.

Skills and Experience
Leadership Business and strategic management experience from service in a significant leadership position, such as a chief executive officer, chief financial officer or other senior leadership role.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Financial Background and experience in finance, accounting, banking, capital markets, financial reporting or economics.	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Industry Experience in the Company’s businesses and industries, including insurance, insurance and reinsurance brokerage, consulting and healthcare.	🌑		🌑	🌑			🌑		🌑			🌑
International International background or global experience, including in growth markets.		🌑	🌑	🌑	🌑	🌑	🌑			🌑
Technology Experience in technology, innovation or cybersecurity, particularly as a senior executive.					🌑		🌑				🌑
Corporate Governance & Responsibility Experience with governance principles or corporate responsibility initiatives, including sustainability and diversity and inclusion.	🌑	🌑						🌑		🌑		🌑
Government Relations & Regulatory Experience with government relations, regulatory matters or regulated industries and political affairs.		🌑		🌑		🌑		🌑	🌑		🌑
Risk Management Experience in risk management, strategic planning or compliance.	🌑		🌑		🌑	🌑		🌑	🌑	🌑	🌑	🌑
Diversity Gender, racial or ethnic diversity.	🌑	🌑			🌑	🌑					🌑

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          9

Board of Directors and Committees (Continued)

Board Diversity

We are committed to maintaining a diverse and inclusive Board. Of our twelve directors, five (42%) are diverse, including two women.

Our Governance Guidelines specify that the gender, racial, ethnic and cultural diversity of each potential director candidate be considered by the Board. In its recruitment process, the Directors and Governance Committee and the Board seek to reflect gender, race and ethnic diversity in the pool of director candidates. The Directors and Governance Committee and the Board also consider gender, race and ethnic diversity in the director nomination process.

Board Refreshment

The Board is committed to effective succession planning and refreshment. Two directors have joined since 2016, enhancing the Board’s breadth and depth of experience and diversity. The average tenure of our directors is nine years. In deciding whether to nominate an incumbent director for re-election, the Board considers many factors, including tenure. The Board believes that a variety of director tenures provides fresh perspectives and valuable insight developed over time into the Company’s operations.

Retirement

Our Governance Guidelines require our independent directors to resign no later than at the annual meeting of stockholders following their 75th birthday. Any director who is an employee of the Company will resign from the Board when his or her employment ends.

Attendance

The Board held eleven meetings, including telephonic meetings, during 2018. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board’s policy is to have all directors attend the annual meetings of stockholders. All of our directors were present at the 2018 annual meeting of stockholders.

Executive Sessions

Our independent directors meet in executive session without management at regularly scheduled in-person Board meetings. In 2018, they held six executive sessions, which were presided over by the independent chairman of the Board. In addition, the members of the Audit, Compensation and Directors and Governance Committees meet in executive session without management at regularly scheduled in-person committee meetings.

Board and Committee Evaluations

The Directors and Governance Committee oversees an annual evaluation of the Board’s performance and effectiveness. The evaluation focuses on the Board’s contribution to the Company over the preceding year, including areas in which the Board or management believes the Board could enhance its future contributions. Each year, the Directors and Governance Committee reviews and considers the self-evaluation for the upcoming year.

As part of the Board’s self-evaluation process, each director completes a questionnaire soliciting quantitative ratings and qualitative commentary. Recent changes to the self-evaluation include beginning the questionnaire with open-ended questions and expanding qualitative feedback. The questionnaire solicits directors’ views on topics such as:

•	the Board’s key priorities,

•	fulfillment of the Board’s responsibilities under our Governance Guidelines,

•	the Board’s relationship with management and

•	the Board’s structure, composition and committees.

The responses to the questionnaire are compiled on an unattributed basis and are discussed by the Board in executive session. Based on the evaluation results, changes in practices or procedures are considered and, as appropriate, implemented. More generally, directors are encouraged to make suggestions at any time for improving the Board’s practices.

In addition, each of the Audit, Compensation and Directors and Governance Committees evaluates its own performance annually pursuant to their respective charters. Each Committee’s self-evaluation is conducted in an executive session and includes an assessment of its fulfillment of its responsibilities under its charter and our Governance Guidelines.

10          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Board of Directors and Committees (Continued)

Committees

Our Board maintains an Audit Committee, a Compensation Committee, a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee to assist the Board in discharging its responsibilities. Following each committee meeting, the respective committee chair reports the highlights of the meeting to the full Board.

Membership on each of the Audit, Compensation and Directors and Governance Committees is limited to independent directors as required by the Company, the listing standards of the NYSE and the SEC’s independence rules. The Corporate Responsibility Committee must consist of a majority of independent directors as required by the Company. Each of these committees is governed by a charter, which can be viewed on our website at http://www.mmc.com/about/governance.php.

The table below indicates committee assignments for 2018 and the number of times each committee met in 2018:

Director	Audit	Compensation	Directors and Governance	Finance	Corporate Responsibility	Executive
Anthony K. Anderson	🌑				🌑
Oscar Fanjul		🌑		CHAIR		🌑
Daniel S. Glaser				🌑		🌑
H. Edward Hanway		🌑	🌑	🌑		CHAIR
Deborah C. Hopkins		🌑	🌑		🌑
Elaine La Roche	🌑			🌑	🌑
Steven A. Mills		CHAIR	🌑			🌑
Bruce P. Nolop	CHAIR			🌑		🌑
Marc D. Oken	🌑			🌑
Morton O. Schapiro		🌑	CHAIR			🌑
Lloyd M. Yates	🌑				🌑
R. David Yost		🌑			CHAIR
2018 Meetings	10	6	5	7	4	0

AUDIT COMMITTEE

The Audit Committee is charged, among other things, with assisting the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of the Company’s internal audit function;

•	the Company’s policies and implementation of systems and controls designed to promote ethical behavior;

•	compliance by the Company with legal and regulatory requirements; and

•	the Company’s enterprise risk management programs and processes.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          11

Board of Directors and Committees (Continued)

The Audit Committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by our independent registered public accounting firm. The Company’s independent registered public accounting firm reports to the Audit Committee.

All members of the Audit Committee are “financially literate,” as required by the NYSE and determined by the Board. The Board has determined that Anthony K. Anderson, Bruce P. Nolop, Marc D. Oken and Lloyd M. Yates have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”

COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee are to:

•	evaluate the performance and determine the compensation of our chief executive officer;

•	review and approve the compensation of our other senior executives;

•	review certain key human resource strategic activities, including those relating to diversity, training and recruitment; and

•	oversee and discharge its responsibilities for the Company’s incentive compensation plans for our senior executives and equity-based award plans.

Meeting Schedule.   The Compensation Committee met six times in 2018, including a special meeting in February to complete its annual review of, and make decisions on, executive compensation. Decisions relating to significant matters are usually presented to the Compensation Committee and discussed at more than one meeting to allow for full consideration of the implications and possible alternatives before a final decision is made. The Compensation Committee receives support from its independent compensation consultant and the Company’s management, including the Company’s human resources staff, as described below. At each of its meetings, the Compensation Committee meets in executive session and without management present. The independent compensation consultant attends portions of the executive sessions.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to the chair of the Compensation Committee or a subcommittee of the Compensation Committee. If necessary, the chair is authorized to take action on behalf of the Compensation Committee between its regularly scheduled meetings, within prescribed guidelines. If any such action is taken, the chair reports such action to the Compensation Committee at its next regularly scheduled meeting.

Independent Compensation Consultant.   The Compensation Committee has engaged Pay Governance LLC as its independent compensation consultant to support the Compensation Committee in performing its duties and to provide analysis and make recommendations to the Compensation Committee regarding our executive compensation program. The independent compensation consultant reports directly to the Compensation Committee and provides advice and analysis solely to the Compensation Committee. The independent compensation consultant supports the Compensation Committee by:

•	participating in meetings and executive sessions of the Compensation Committee to advise the Compensation Committee on specific matters that arise;

•	offering objective advice regarding the compensation and policy recommendations presented to the Compensation Committee by the Company’s management, including senior members of the Company’s human resources staff; and

•	supplying data regarding the compensation practices of comparable companies.

The Compensation Committee requested and received advice from the independent compensation consultant with respect to all significant matters addressed by the Compensation Committee during 2018. Except for the services provided to the Board, neither the individual compensation consultant nor Pay Governance LLC nor any of its affiliates provided any services to the Company or its affiliates in 2018.

The Compensation Committee assessed the work of Pay Governance LLC during 2018 pursuant to SEC rules and concluded that Pay Governance’s work did not raise any conflict of interest.

Company Management.   The Company’s management, including the Company’s human resources staff, supports the Compensation Committee by:

•	developing meeting agendas in consultation with the chair of the Compensation Committee and preparing background materials for Compensation Committee meetings;

12          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Board of Directors and Committees (Continued)

•	making recommendations to the Compensation Committee on the Company’s compensation philosophy, governance initiatives and short-term and long-term incentive (“LTI”) compensation design, and by providing input regarding the individual performance component of annual bonus awards; and

•	responding to actions and initiatives proposed by the Compensation Committee.

In addition, our President and Chief Executive Officer provides recommendations with respect to the compensation of our other senior executives.

Our President and Chief Executive Officer, senior members of the Company’s human resources staff and internal legal counsel attended Compensation Committee meetings when invited but were not present for executive sessions or for any discussion of their own compensation.

Timing and Procedures of Equity-Based Compensation Awards.   Annual awards under our LTI compensation program are approved at a prescheduled meeting of the Compensation Committee each February and, consistent with our historical practice, are granted on that same date.

In addition, the Compensation Committee periodically grants restricted stock unit awards to newly hired senior executives and to continuing senior executives for increased responsibilities that accompany changes in position and for retention purposes. These awards are approved at prescheduled meetings of the Compensation Committee. The Compensation Committee has also authorized our President and Chief Executive Officer to make such awards to individuals who are not senior executives, subject to prescribed parameters. These awards are granted on the first calendar day of the month following approval of the award by the Compensation Committee or our President and Chief Executive Officer, as applicable. In the event that an award is approved prior to an individual’s start date with the Company, the award will be granted on the first calendar day of the first month on or following the individual’s start date; however, if an award is approved contingent on the award recipient providing documentation supporting the forfeiture of compensation from a former employer and that documentation has not been provided as of the individual’s start date, the award will be granted on the first calendar day of the month following the provision of such documentation and acceptance by the Company.

Typically, equity-based awards are denominated as a dollar value and then converted into a number of performance stock units, restricted stock units or stock options. The number of performance stock units or restricted stock units is determined based on the grant date fair value of the Company’s common stock, which is defined as the average of the high and low trading prices of the Company’s common stock on the trading day immediately preceding the grant date. The number of stock options is determined based on the grant date fair value of a stock option to purchase a share of the Company’s common stock. The grant date fair value of stock options is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Stock options have an exercise price equal to the average of the high and low trading prices of the Company’s common stock on the trading day immediately preceding the grant date. We believe that our equity-based compensation grant procedures effectively protect against the manipulation of grant timing for employee gain.

The Company’s human resources staff regularly monitors, and updates the Compensation Committee on, the use of shares of the Company’s common stock for equity-based awards and the number of shares available for future awards under our equity-based compensation plans. As part of the process of granting annual LTI compensation, the Compensation Committee considers share use and equity run rate (as defined in “2018 Highlights” on page 24) so that annual LTI awards, and the extent to which shares of the Company’s common stock are used for those awards, are maintained at a reasonable level.

DIRECTORS AND GOVERNANCE COMMITTEE

The Directors and Governance Committee’s duties and responsibilities include, among other things:

•	assisting the Board by identifying, considering and recommending, consistent with criteria approved by the Board, qualified candidates for election as directors, including the slate of directors to be nominated by the Board for election at the Company’s annual meeting of stockholders;

•	recommending Board committee assignments;

•	overseeing the development and implementation of succession planning for the Company’s chief executive officer; and

•	developing and recommending to the Board the Company’s Governance Guidelines, including taking a leadership role in shaping the Company’s corporate governance.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          13

Board of Directors and Committees (Continued)

FINANCE COMMITTEE

The Finance Committee reviews and makes recommendations to the Board concerning, among other matters, the Company’s capital structure, capital management and methods of corporate finance (including proposed issuances of securities or other financing transactions) and proposed acquisitions, divestitures or other strategic transactions.

CORPORATE RESPONSIBILITY COMMITTEE

The Corporate Responsibility Committee’s purpose is to create value for our stakeholders by enhancing the Company’s reputation, business position and colleague engagement. In particular, the Corporate Responsibility Committee focuses on government relations, corporate communications, social responsibility, diversity and inclusion and sustainability. The Corporate Responsibility Committee receives at least annual updates on sustainability, environmental matters, social responsibility and diversity and inclusion topics and reports to the Board on a regular basis.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act for the full Board during the intervals between Board meetings, except with respect to matters that, under Delaware law or the Company’s bylaws, may not be delegated to a committee of the Board. The Executive Committee meets as necessary, with all actions taken by the Committee reported at the next Board meeting.

14          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Election of Directors

Item 1 — Election of Directors

At the 2019 annual meeting, stockholders will vote on the election of the twelve (12) nominees listed below for a one-year term—Anthony K. Anderson, Oscar Fanjul, Daniel S. Glaser, H. Edward Hanway, Deborah C. Hopkins, Elaine La Roche, Steven A. Mills, Bruce P. Nolop, Marc D. Oken, Morton O. Schapiro, Lloyd M. Yates and R. David Yost.

The Board has nominated each of these individuals to serve until the 2020 annual meeting. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size. Each director holds office until his or her successor has been duly elected and qualified or his or her earlier resignation, death or removal.

In nominating the following slate of director candidates for election at the Company’s annual meeting of stockholders, the Board has evaluated each nominee by reference to the criteria described above on pages 8 and 9 under the headings “Director Qualifications” and “Director Skills and Experience.” In addition, the Board evaluates each individual director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our businesses and represent stockholder interests.

The following section contains information provided by the nominees about their principal occupations, business experience and other matters, including their 2019 committee assignments, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company.

The Board of Directors recommends that you vote FOR all of the director nominees.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          15

Election of Directors (Continued)

Name/Age	Director Since	Background	Independent	Other Public Company Boards	Committees
Anthony K. Anderson, 63	2016	Former Vice Chair and Midwest Area Managing Partner of Ernst & Young LLP	Yes	3	Audit Corporate Responsibility
Oscar Fanjul, 69	2001	Vice Chairman of Omega Capital, Founding Chairman and Former Chief Executive Officer of Repsol	Yes	2	Compensation Executive Finance (Chair)
Daniel S. Glaser, 58	2013	President and Chief Executive Officer of Marsh & McLennan Companies, Inc.	No	0	Executive Finance
H. Edward Hanway, 67	2010	Former Chairman and Chief Executive Officer of CIGNA Corporation	Yes	0	Compensation Directors and Governance Executive (Chair) Finance
Deborah C. Hopkins, 64	2017	Former Chief Executive Officer of Citi Ventures, Former Chief Innovation Officer of Citigroup	Yes	2	Compensation Corporate Responsibility Directors and Governance
Elaine La Roche, 69	2012	Chief Executive Officer, China International Capital Corporation US Securities, Inc.	Yes	0	Audit Corporate Responsibility Finance
Steven A. Mills, 67	2011	Former Executive Vice President of Software & Systems of International Business Machines Corporation (IBM)	Yes	0	Compensation (Chair) Directors and Governance Executive
Bruce P. Nolop, 68	2008	Former Executive Vice President and Chief Financial Officer of E*Trade Financial Corporation	Yes	2	Audit (Chair) Executive Finance
Marc D. Oken, 72	2006	Founding Partner of Falfurrias Capital Partners	Yes	1	Audit Finance
Morton O. Schapiro, 65	2002	President and Professor of	Yes	0	Compensation
		Economics, Northwestern University			Directors and Governance (Chair) Executive
Lloyd M. Yates, 58	2011	Executive Vice President of Duke Energy and President of Duke Energy’s Carolinas Region	Yes	0	Audit Corporate Responsibility
R. David Yost, 71	2012	Former President and Chief Executive	Yes	2	Compensation
		Officer of AmerisourceBergen			Corporate Responsibility (Chair)

16          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Election of Directors (Continued)

Anthony K. Anderson
Director since 2016 Age 63 Other Public Company Boards AAR Corp. Avery Dennison Corporation Exelon Corporation Past five years: First American Financial Corporation	Committees Audit Corporate Responsibility Key Skills and Experience Leadership Financial Industry Corporate Governance & Responsibility Risk Management

Mr. Anderson served as Vice Chair and Midwest Area Managing Partner of Ernst & Young LLP from 2006 until his retirement in April 2012. He joined Ernst & Young in 1977 and held various management positions during his 35-year career there. Mr. Anderson served on the Board of the Federal Reserve Bank of Chicago from 2008 to 2010. He is a member of the American, California and Illinois Institutes of Certified Public Accountants. Mr. Anderson is also a director of AAR Corp., Avery Dennison Corporation and Exelon Corporation. He is a former director of First American Financial Corporation.

We believe Mr. Anderson’s qualifications to sit on our Board of Directors include his significant experience as an audit partner serving insurance and insurance brokerage entities and his leadership and management experience with a global professional services organization.

Oscar Fanjul
Director since 2001 Age 69 Other Public Company Boards LafargeHolcim Ferrovial Past five years: Acerinox and Deoleo	Committees Compensation Executive Finance (Chair) Key Skills and Experience Leadership Financial International Corporate Governance & Responsibility Government Relations & Regulatory

Mr. Fanjul is Vice Chairman of Omega Capital, a private investment firm in Spain. Mr. Fanjul is the Founding Chairman and former Chief Executive Officer of Repsol. Mr. Fanjul is Vice Chairman of the Board of LafargeHolcim and a director of Ferrovial. He is a Trustee of the Museo Nacional Centro de Arte Reina Sofia. Mr. Fanjul is a former director of Unilever, the London Stock Exchange, Areva, Acerinox and Deoleo. He is a dual Spanish and Chilean national.

We believe Mr. Fanjul’s qualifications to sit on our Board of Directors and chair our Finance Committee include his extensive experience in various international markets with global companies and his understanding of global business practices.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          17

Election of Directors (Continued)

Daniel S. Glaser
Director since 2013 Age 58 Other Public Company Boards N/A	Committees Executive Finance Key Skills and Experience Leadership Financial Industry International Risk Management

Mr. Glaser is President and Chief Executive Officer of Marsh & McLennan Companies. Prior to assuming his current role in 2013, Mr. Glaser served as Group President and Chief Operating Officer of the Company, with operational and strategic oversight of its Risk and Insurance Services and Consulting segments. He rejoined Marsh & McLennan Companies in December 2007 as Chairman and Chief Executive Officer of Marsh, returning to the firm where he had begun his career right out of university in 1982. Mr. Glaser is an insurance industry veteran who has held senior positions in commercial insurance and insurance brokerage, working in the United States, Europe and the Middle East. Mr. Glaser serves as the Chairman of the Federal Advisory Committee on Insurance (FACI). He is a member of the Board of Trustees for The Institutes and Ohio Wesleyan University; the Board of Directors for the Partnership for New York City; and the Advisory Councils for St. George’s Society of New York and BritishAmerican Business.

As the only member of the Company’s management team on the Board, Mr. Glaser’s presence on the Board provides directors with direct access to the Company’s chief executive officer and helps facilitate director contact with other members of the Company’s senior management.

H. Edward Hanway
Director since 2010 Age 67 Other Public Company Boards N/A	Committees Compensation Directors and Governance Executive (Chair) Finance Key Skills and Experience Leadership Financial Industry International Government Relations & Regulatory

Mr. Hanway served as Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was President of CIGNA HealthCare and from 1989 to 1996 was President of CIGNA International. Mr. Hanway is a former member of the Board of Directors of America’s Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH) and has been active in a wide range of issues and initiatives associated with children’s health and education. He serves on the Board of Trustees of the Delaware County Community Foundation and is Chairman of the Drexel Neumann Academy and Faith in the Future Foundation, an organization committed to growth of Catholic education in the Archdiocese of Philadelphia.

We believe Mr. Hanway’s qualifications to chair our Board of Directors include his years of executive experience in the insurance industry, together with his background in the health and benefits sector, which provide our Board with insight into important areas in which the Company conducts business.

18          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Election of Directors (Continued)

Deborah C. Hopkins
Director since 2017 Age 64 Other Public Company Boards Union Pacific Corporation Virtusa Corporation Past five years: Qlik Technologies	Committees Compensation Corporate Responsibility Directors and Governance Key Skills and Experience Leadership Financial International Technology Risk Management

Ms. Hopkins was the founder and Chief Executive Officer of Citi Ventures and served as Citigroup’s first Chief Innovation Officer, where she and her team introduced a systematic approach to respond to digital disruption. Prior to joining Citigroup in 2003 as Head of Corporate Strategy and M&A, she was Chief Financial Officer of Lucent Technologies and The Boeing Company and held senior-level positions at General Motors in the US and Zurich and at Unisys Corporation, after starting her career at Ford. Ms. Hopkins was twice named to Fortune’s 10 most powerful women in business and was on Institutional Investor’s Top 50 list every year from 2011 until her retirement from Citi at the end of 2016. Ms. Hopkins serves on the Advisory Boards of M3 Biotechnology Inc. and SalesHero and is an Executive Fellow at the University of California Berkeley’s Haas School of Business. She serves on the Board of St. John’s Hospital Foundation and is a Trustee at Silicon Couloir, both located in Jackson, Wyoming. Ms. Hopkins is a director of Union Pacific Corporation, Virtusa Corporation and privately held cybersecurity company, Deep Instinct. She is a former director of Qlik Technologies, E.I. DuPont de Nemours & Company and Dendrite International. Ms. Hopkins holds honorary doctorate degrees from Westminster College and Walsh College and a B.A. in Accounting from Walsh College.

We believe Ms. Hopkins’s qualifications to sit on our Board of Directors include her significant leadership positions in finance, technology and innovation at various multinational companies.

Elaine La Roche
Director since 2012 Age 69 Other Public Company Boards N/A Past five years: Harsco Corporation	Committees Audit Corporate Responsibility Finance Key Skills and Experience Leadership Financial International Government Relations & Regulatory Risk Management

Ms. La Roche is Chief Executive Officer, China International Capital Corporation US Securities, Inc. She served as Chief Executive Officer of China International Capital Corporation in Beijing from 1997 to 2000. Over the course of a 20-year career at Morgan Stanley, Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, and President and Head of the Asia Desk. From 2008 to 2010, Ms. La Roche was with JPMorgan Chase & Co. in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities. Ms. La Roche served on the Board of Directors of China Construction Bank from 2006 to 2011 and from 2012 to 2015 and Harsco Corporation, where she served on the Audit Committee and the Nominating and Corporate Governance Committee.

We believe Ms. La Roche’s qualifications to sit on our Board of Directors include her executive experience in financial services, particularly internationally, and her corporate governance experience from other board service.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          19

Election of Directors (Continued)

Steven A. Mills
Director since 2011 Age 67 Other Public Company Boards N/A	Committees Compensation (Chair) Directors and Governance Executive Key Skills and Experience Leadership Financial Industry International Technology

Mr. Mills was a senior executive at International Business Machines Corporation (IBM) before his retirement at the end of December 2015. Mr. Mills joined IBM in 1973 and during the course of his 40-plus-year career held various executive leadership positions. At the time of his retirement, Mr. Mills was the Executive Vice President of Software & Systems, with responsibility for directing IBM’s $40 billion product business, which included over 100,000 employees spanning development, manufacturing, sales, marketing and support professions.

We believe Mr. Mills’ qualifications to sit on our Board of Directors and chair our Compensation Committee include his executive leadership and management experience, his technology expertise, his extensive international experience at IBM and his overall knowledge of global markets.

Bruce P. Nolop
Director since 2008 Age 68 Other Public Company Boards TEGNA Inc. On Deck Capital, Inc.	Committees Audit (Chair) Executive Finance Key Skills and Experience Leadership Financial Corporate Governance & Responsibility Government Relations & Regulatory Risk Management

Mr. Nolop retired in 2011 from E*TRADE Financial Corporation, where he served as Executive Vice President and Chief Financial Officer from September 2008 through 2010. Previously he was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008 and Managing Director of Wasserstein Perella from 1993 to 2000. Prior thereto he held positions with Goldman, Sachs & Co., Kimberly-Clark Corporation and Morgan Stanley & Co. Mr. Nolop also serves on the Board of Directors of TEGNA Inc. (formerly Gannett Co., Inc.), On Deck Capital, Inc. and privately held CLS Group Holdings AG.

We believe Mr. Nolop’s qualifications to sit on our Board of Directors and chair our Audit Committee include his experience in financial accounting and corporate finance and his familiarity with internal financial controls and strategic transactions acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker.

20          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Election of Directors (Continued)

Marc D. Oken
Director since 2006 Age 72 Other Public Company Boards Sonoco Products Company Past five years: Capital Bank Financial Corp.	Committees Audit Finance Key Skills and Experience Leadership Financial Industry Government Relations & Regulatory Risk Management

Mr. Oken is a Founding Partner of Falfurrias Capital Partners, a private equity firm. He was Chief Financial Officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as Executive Vice President-Chief Accounting Officer, a position he held until 1998, when he became Executive Vice President-Principal Finance Executive. Prior to joining Bank of America, he was a partner at Price Waterhouse, serving there for 13 years. Mr. Oken is also a director of Sonoco Products Company and a former Director of Capital Bank Financial Corp. He also served in Vietnam as a Navy pilot.

We believe Mr. Oken’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations, as well as his executive leadership and management experience.

Morton O. Schapiro
Director since 2002 Age 65 Other Public Company Boards N/A	Committees Compensation Directors and Governance (Chair) Executive Key Skills and Experience Leadership Financial International Corporate Governance & Responsibility Risk Management

Mr. Schapiro has been President and Professor of Economics at Northwestern University since 2009. Prior to that, he was President and Professor at Williams College from 2000. Previous positions include Dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University’s Vice President for planning from 1999 to 2000 and Chair of its Department of Economics from 1991 to 1994.

We believe Mr. Schapiro’s qualifications to sit on our Board of Directors and chair our Directors and Governance Committee include his experience in managing large and complex educational institutions, which provides the Board with a diverse approach to management, as well as his more than 30 years of experience as a professor of economics.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          21

Election of Directors (Continued)

Lloyd M. Yates
Director since 2011 Age 58 Other Public Company Boards N/A	Committees Audit Corporate Responsibility Key Skills and Experience Leadership Financial Technology Government Relations & Regulatory Risk Management

Mr. Yates is Executive Vice President of Duke Energy and President of Duke Energy’s Carolinas Region. Previously, he served as Executive Vice President of Customer Operations for Duke Energy. Mr. Yates has more than 35 years of experience in the energy industry, including the areas of nuclear and fossil generation and energy delivery. Before the merger between Duke Energy and Progress Energy in July 2012, Mr. Yates served as President and Chief Executive Officer for Progress Energy Carolinas. Mr. Yates joined Progress Energy’s predecessor, Carolina Power & Light, in 1998. Before joining Progress Energy, he worked for PECO Energy for 16 years in several line operations and management positions. Mr. Yates serves on several community-based boards including Charlotte Center City Partners and Trees Charlotte.

We believe Mr. Yates’s qualifications to sit on our Board of Directors include the executive leadership and management experience he has acquired throughout his career in the energy industry.

R. David Yost
Director since 2012 Age 71 Other Public Company Boards Bank of America Johnson Controls International plc Past five years: Exelis Inc.	Committees Compensation Corporate Responsibility (Chair) Key Skills and Experience Leadership Financial Industry Corporate Governance & Responsibility Risk Management

Mr. Yost was the President and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from 2001 until his retirement in 2011. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 2001, including Chairman, President and

Chief Executive Officer from 1997 to 2001. Mr. Yost is a graduate of the U.S. Air Force Academy and was previously a Captain in the United States Air Force. He also holds an M.B.A. from the University of California, Los Angeles. Mr. Yost serves on the Board of Directors of Johnson Controls International plc and Bank of America. Mr. Yost is a former director of Exelis Inc. Mr. Yost also serves on the U.S. Air Force Academy Endowment Board.

We believe Mr. Yost’s qualifications to sit on our Board of Directors and chair our Corporate Responsibility Committee include his extensive leadership experience gained as the chief executive of a large publicly traded company in the healthcare industry and as a director of other publicly traded companies.

22          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation

Item 2 — Advisory (Nonbinding) Vote to Approve Named Executive

Officer Compensation

Recognizing that executive compensation is an important matter for our stockholders, and in accordance with SEC rules, we are asking our stockholders to approve an advisory resolution on the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation,

but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement. Although the voting results are not binding, the Board and the Compensation Committee will take into account the results of the vote when considering future executive compensation arrangements. We will conduct this annual advisory vote through our 2023 Annual Meeting of Stockholders, when the next advisory vote on the frequency of future say-on-pay votes will occur.

We encourage our stockholders to read the Compensation Discussion and Analysis, which immediately follows this proposal. The Compensation Discussion and Analysis describes our executive compensation program and related policies and practices and explains the decisions the Compensation Committee has made under this program and the factors considered in making those decisions. We also encourage our stockholders to review the 2018 Summary Compensation Table and the other compensation tables and accompanying narratives, which provide detailed information on the compensation of our named executive officers.

STOCKHOLDERS ARE BEING ASKED TO VOTE ON THE FOLLOWING RESOLUTION:

RESOLVED, that the stockholders of Marsh & McLennan Companies approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narratives.

The Board of Directors recommends that you vote FOR the approval of our named executive officer compensation on an advisory basis.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          23

Executive Compensation (Continued)

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation program for our senior executives, focusing on our key compensation principles, policies and practices.

This section describes the compensation decisions with respect to the individuals who served during 2018 as our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2018, as listed below. These individuals are included in the “2018 Summary Compensation Table” on page 45.

Name	Title
Daniel S. Glaser	President and Chief Executive Officer (“CEO”)
Mark C. McGivney	Chief Financial Officer
John Q. Doyle	President and Chief Executive Officer of Marsh LLC
Julio A. Portalatin	President and Chief Executive Officer of Mercer Consulting Group, Inc.
Peter C. Hearn	President and Chief Executive Officer of Guy Carpenter & Company, LLC

We refer to these individuals collectively in this Compensation Discussion and Analysis as our “named executive officers.” When we refer to our “senior executives” in this proxy statement, we mean our CEO, the chief executive officers of our four operating companies and certain leaders of our corporate staff. Background information regarding our senior executives is provided on our website at http://www.mmc.com/about-us/leadership.html.

2018 Highlights

FINANCIAL OBJECTIVES

•  In 2018, Marsh & McLennan Companies DELIVERED STRONG PERFORMANCE as we successfully executed on our long-term financial and strategic objectives.

•  GAAP EPS INCREASED 13%, and we delivered 11%* GROWTH IN ADJUSTED EPS. This marks ANOTHER YEAR OF DOUBLE-DIGIT GROWTH following 15% adjusted EPS growth in 2017.

•  We generated $15 BILLION OF REVENUE, an increase of 7% compared with 2017. We achieved 4.2% GROWTH in underlying revenue—significantly higher than the 3.5% growth we generated in 2017.

•  We INCREASED ADJUSTED OPERATING INCOME* for both the Risk & Insurance Services and Consulting segments for the NINTH CONSECUTIVE YEAR, with our overall margin increasing for the eleventh consecutive year.

*  Please see Exhibit A for a reconciliation of our non-GAAP financial measures to GAAP financial measures and related disclosures.

ANNUAL COMMITMENTS

•  We increased our quarterly dividend from $0.375 to $0.415 per share beginning in the third quarter of 2018, resulting in an ANNUAL DIVIDEND INCREASE OF 10.5%, from $1.43 to $1.58. Our dividend has increased every year since 2010.

•  We used approximately $675 million in cash to REPURCHASE APPROXIMATELY 8.2 MILLION SHARES, reducing our outstanding common stock by approximately 4.9 million shares on a net basis.

24          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

2018 Highlights (continued)

POSITIONING FOR THE FUTURE

•  We DEPLOYED $1.1 BILLION OF CAPITAL ACROSS 23 TRANSACTIONS that were completed in 2018, representing another year of significant reinvestment in building our business through acquisitions.

•  Our agreement to acquire JARDINE LLOYD THOMPSON PLC was the capstone of 2018 for us. This acquisition is the LARGEST ACQUISITION IN OUR 148-YEAR HISTORY and represents a meaningful step forward in our efforts to expand in higher-growth and higher-margin segments.

STOCK PERFORMANCE

•  Our total stockholder return (“TSR”) OUTPERFORMED THE S&P 500® INDEX BY 4.3 PERCENTAGE POINTS for 2018.

•  Our FIVE-YEAR ANNUALIZED TSR OF 12.8% also outperformed the S&P 500® index TSR of 8.5% by 4.3 percentage points.

EXECUTIVE COMPENSATION

•  The Compensation Committee assessed our achievement against 2018 financial and strategic objectives and determined ABOVE-TARGET BONUSES for most of our named executive officers.

•  We achieved THREE-YEAR ADJUSTED EPS GROWTH OF 12.3% for our 2016 performance stock unit awards.

•  Our EQUITY RUN RATE* IN 2018 WAS 0.8%. Shares repurchased during the year more than offset the increase in shares attributable to the exercise of stock options and the distribution of shares for stock units from previously granted equity-based awards.

*  “Equity run rate” means the number of shares of our common stock underlying equity-based awards granted plus the number of shares of our common stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of our common stock outstanding for the year.

SENIOR EXECUTIVE CHANGES	Effective March 1, 2019, Martine Ferland was appointed President and Chief Executive Officer of Mercer, replacing Julio A. Portalatin, who was appointed Vice Chairman of Marsh & McLennan Companies.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          25

Executive Compensation (Continued)

Executive Summary

OUR BUSINESS

The Company is a global professional services firm offering clients advice and solutions in risk, strategy and people. With over 65,000 colleagues worldwide and annual revenue of $15 billion, we provide analysis, advice and transactional capabilities to clients in more than 130 countries.

Our businesses include:

MARSH	GUY CARPENTER	MERCER	OLIVER WYMAN GROUP
Insurance broker, intermediary and risk advisor	Risk and reinsurance specialist	HR and investment related advice and services	Management, economic and brand consultancy

As a professional services firm, our product is the expertise and capabilities of our colleagues. Our long-term success depends on their skill, integrity and dedication. To achieve our business objectives, we have designed our executive compensation program to attract, motivate and retain highly talented individuals to lead the Company and our various businesses in ways that meet our clients’ needs and, in turn, promote the long-term interests of our stockholders.

OUR STRATEGY

We are the leading professional services firm in the areas of risk, strategy and people. Our purpose is to make a meaningful difference in the moments that matter, and by doing so, create significant value for our clients, colleagues, stockholders and the broader community. We are focused on four imperatives — creating breakthrough impact for our clients, embracing innovation and the digital future, being a great place to work, and driving growth and creating value.

Our business strategy is designed to create exceptional value and superior returns for our stockholders:

REVENUE Sustain long-term revenue and earnings growth	CAPITAL Maintain low capital requirements	CASH FLOW Generate high levels of cash	RISK Manage risk intelligently

OUR FINANCIAL AND STRATEGIC OBJECTIVES AND 2018 PERFORMANCE

We continued to execute on our long-term financial and strategic objectives:

Deliver on financial objectives	Generate top line growth through innovation and organic investments	Make Marsh & McLennan Companies a great place to work
Focus on strategic priorities, including mergers and acquisitions, technology and innovation	Execute a balanced capital management strategy	Promote a high standard of ethical behavior and social responsibility throughout the Company

Our adjusted earnings per share (“EPS”) growth has averaged 13% since 2009. We are one of only 5% of S&P 500® companies with revenue over $5 billion that have grown adjusted EPS by at least 8% in each year since 2009.

26          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Executive Summary (continued)

The strength of our financial performance and strategic accomplishments over the past five years is reflected in our total stockholder return. The following graph compares the annual cumulative stockholder return for the five-year period ended December 31, 2018 of Marsh & McLennan Companies common stock with the Standard & Poor’s 500® Stock Index, assuming an investment of $100 on December 31, 2013.

2018 STOCKHOLDER ADVISORY VOTE ON NAMED EXECUTIVE

OFFICER COMPENSATION AND STOCKHOLDER ENGAGEMENT

At our 2018 Annual Meeting of Stockholders, we held a nonbinding advisory vote with respect to the compensation of our named executive officers (commonly referred to as a “say-on-pay” vote). Approximately 95% of the votes cast on the say-on-pay proposal were voted in favor of our executive compensation policies and practices.

Following our 2018 Annual Meeting of Stockholders, members of our management, at the direction of the Compensation Committee, discussed our executive compensation policies and practices, as well as the results of our 2018 say-on-pay vote, with a number of our large institutional stockholders and the major proxy advisory firms. These discussions were favorable, consistent with our 95% approval rate in 2018.

The Compensation Committee is committed to ongoing engagement with our stockholders and the major proxy advisory firms and intends to continue these outreach efforts.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          27

Executive Compensation (Continued)

Executive Summary (continued)

2018 AND 2019 ANNUAL TOTAL DIRECT COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table summarizes the decisions made by the Compensation Committee in February 2019 and February 2018 with respect to the annual total direct compensation of our named executive officers. The compensation decisions reflected here, and the rationale for such decisions, are discussed in “Executive Compensation Determinations” beginning on page 31. For Mr. Hearn, only February 2019 compensation decisions are shown because he was not a named executive officer in our 2018 proxy statement.

Mr. Portalatin completed service as President and CEO of Mercer and as an executive officer of the Company effective February 28, 2019 and transitioned into a Vice Chairman role. As a result, the Compensation Committee’s decision regarding Mr. Portalatin’s 2018 compensation was limited to his annual bonus award for the 2018 performance year.

Name	Decision Date	Base Salary	Annual Bonus Award	Annual LTI Award	Total Direct Compensation
Mr. Glaser	2/19/2019	$1,500,000	$4,500,000	$11,500,000	$17,500,000
	2/21/2018	$1,500,000	$4,300,000	$11,000,000	$16,800,000
	Change	0.0%	+4.7%	+4.5%	+4.2%
Mr. McGivney	2/19/2019	$800,000	$1,750,000	$2,500,000	$5,050,000
	2/21/2018	$750,000	$1,650,000	$2,250,000	$4,650,000
	Change	+6.7%	+6.1%	+11.1%	+8.6%
Mr. Doyle	2/19/2019	$1,000,000	$3,250,000	$2,800,000	$7,050,000
	2/21/2018	$1,000,000	$3,000,000	$2,700,000	$6,700,000
	Change	0.0%	+8.3%	+3.7%	+5.2%
Mr. Portalatin	2/19/2019	N/A	$2,200,000	N/A	N/A
	2/21/2018	$1,000,000	$2,525,000	$2,700,000	$6,225,000
	Change	N/A	-12.9%	N/A	N/A
Mr. Hearn	2/19/2019	$800,000	$2,500,000	$1,750,000	$5,050,000

28          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Executive Compensation Design, Elements and Process

Our executive compensation program is governed by four guiding principles:

•	Align with stockholder value creation with a focus on balancing risk and reward in compensation programs, policies and practices

•	Support a strong performance culture through short-term and long-term variable compensation, with the ability to differentiate among individuals based upon actual results

•	Set target compensation at competitive levels in markets where we operate with flexibility to recognize different business models and markets for talent

•	Maximize colleagues’ perceived value of our programs through transparent processes and communication

The principal elements of our executive compensation program are base salary, annual bonuses and annual LTI awards. The Compensation Committee believes that each compensation element, and all of these elements combined, are important to maintain an executive compensation program that is competitive, performance-based and stockholder-focused.

Our integrated compensation framework heavily weights variable compensation to reward achievements against pre-established, quantifiable financial performance objectives and individual strategic performance objectives. In addition, because a significant portion of variable compensation is delivered in the form of equity-based awards, the value ultimately realized by our senior executives from these awards depends on stockholder value creation as measured by the future performance of our stock price.

As of December 31, 2018, variable compensation represented about 89% of our CEO’s target total direct compensation and about 82% for our other named executive officers, as shown in the following chart.

COMPETITIVENESS OF PAY

The Compensation Committee regularly reviews market data with the objective of understanding and evaluating the competitiveness of our executive compensation program and each senior executive’s total direct compensation and pay mix, taking into account the individual’s role, responsibilities and performance. The Compensation Committee uses this information and exercises its judgment in determining individual compensation levels and seeks input from its independent compensation consultant prior to making compensation decisions for our senior executives. Market-based executive compensation data is used as a “market check” only and compensation levels for our senior executives are not set to correspond to any specific level of market competitiveness.

The Compensation Committee reviews executive compensation information for direct competitors as well as companies in the broader financial services and general industry sectors. Competitive analyses from these different perspectives recognize that the Company is diverse on an enterprise-wide basis and competes for executive talent in different businesses on an operating company basis.

Peer Group for Executive Compensation Purposes

In 2018, the Compensation Committee reviewed the executive compensation data disclosed in the publicly available filings of the companies that comprise our peer group for executive compensation purposes. The peer group is based

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          29

Executive Compensation (Continued)

on business lines, talent pool and company size, as reflected by revenue and market capitalization, and includes insurance, consulting and other business services companies, as listed in the table below. The Compensation Committee reviews the peer group periodically and makes adjustments that it deems are appropriate or necessary, for example, as a result of business combinations and other changes. The Compensation Committee did not make changes to the peer group in 2018.

Marsh & McLennan Companies, Inc. 2018 Peer Group for Executive Compensation
Accenture plc	Automatic Data Processing, Inc.	The Travelers Companies, Inc.
Aon plc	Chubb Limited	Willis Towers Watson plc
Arthur J. Gallagher & Co.

Financial Services and General Industry Surveys

The Compensation Committee also reviewed executive compensation data drawn from two industry subsets (Financial Services and General Industry) of S&P 500® companies that participated in an executive compensation survey conducted by an independent compensation consulting firm. Each subset was refined based on revenue and market capitalization. For a list of the companies comprising these subsets, please refer to Exhibit B. The operating company CEO comparisons were based on subsidiaries or divisions of all companies that participated in the executive compensation survey (instead of only S&P 500® companies) in order to have a significant sample size for these particular comparisons.

EMPLOYMENT LETTERS

Each of our senior executives has an employment letter that sets forth his or her compensation arrangements and other terms and conditions of employment. These letters are discussed in “Employment Letters” on page 47.

BASE SALARY

Base salary is intended to provide a fixed level of compensation that is appropriate given a senior executive’s role in the organization, his or her skills and experience, the competitive market for his or her position and internal equity considerations. A senior executive’s base salary is set forth in his or her employment letter and may be adjusted when the Compensation Committee determines an adjustment is appropriate to reflect a change in these factors.

ANNUAL BONUS

Our annual bonus is a variable pay program intended to link the cash-based incentive compensation to:

•	the Company’s financial performance,

•	each senior executive’s achievement of pre-established individual strategic objectives and

•	the Company’s relative competitive financial performance compared to our peer group and the S&P 500®.

The Compensation Committee takes a holistic approach to assessing performance and determining the actual bonus award for each senior executive. The Compensation Committee believes that annual bonus awards should be based on the achievement of objective, measurable financial results and how those results are achieved. In addition, the Compensation Committee believes it is important to measure individual executive performance against his or her achievement toward strategic objectives and other Company priorities. After the end of the year, each senior executive’s performance was assessed by Mr. Glaser and the Compensation Committee (and, in the case of Mr. Glaser’s performance, solely by the Compensation Committee).

A senior executive’s target annual bonus is set forth in his or her employment letter and may be adjusted when the Compensation Committee determines an adjustment is appropriate or necessary to reflect a change in his or her responsibilities, the competitive market for talent or internal equity considerations. The target annual bonuses for our named executive officers for 2018 are set forth in “Determination of 2018 Annual Bonuses” on page 36.

ANNUAL LTI AWARD

Annual LTI compensation is a variable pay program intended to align the financial interests of our senior executives with maximizing the return to our stockholders. Annual LTI compensation for our senior executives is delivered in a mix of equity-based awards consisting of stock options, which reward stock price appreciation and the creation of stockholder value; performance stock units (“PSUs”), which reward the achievement of specific Company financial objectives; and restricted stock units (“RSUs”), which further align the financial interests of our senior executives with our stockholders and also support our retention objectives.

30          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

The Compensation Committee reviews the mix of equity-based awards each year. In 2019, the Compensation Committee determined that the mix reflected in the table below is consistent with the objective of aligning the financial interests of our senior executives with maximizing stockholder value. The annual LTI compensation of our senior executives is delivered predominantly in stock options and PSU awards, the value of which is contingent on stock price appreciation or achieving specific Company financial objectives.

Proportion of Grant Date Fair Value
Stock Options	Performance Stock Units	Restricted Stock Units
50%	25%	25%

Executive Compensation Determinations

The Compensation Committee takes a total compensation approach in setting the pay of our senior executives and makes decisions regarding base salary, annual bonuses and LTI awards in February of each year. This approach enables the Compensation Committee to evaluate performance on a consistent basis each year and to consider the appropriate level of fixed and variable compensation within each senior executive’s total compensation package.

While the Compensation Committee recognizes that elements of compensation may be interrelated, it does not require or assume any fixed relationship among the various elements of compensation within the total direct compensation framework or between the compensation of our CEO and that of any other senior executive. In addition, accrued pension and amounts realized or realizable under previously granted equity-based awards did not influence the Compensation Committee’s decisions.

The Compensation Committee considers the recommendations of our CEO when determining the compensation of our other senior executives.

BASE SALARY

The Compensation Committee increased Mr. Glaser’s base salary from $1,400,000 to $1,500,000 effective April 1, 2018. Mr. Glaser’s increase was based on the competitive market and his long-term performance and contributions as CEO. This is the first increase in Mr. Glaser’s base salary since he was appointed CEO in 2013.

The Compensation Committee did not adjust the base salaries of our other named executive officers during 2018.

ANNUAL BONUS

The Compensation Committee determined the 2018 annual bonus awards for our named executive officers using the following framework:

Each senior executive’s target bonus was allocated between financial and strategic performance according to weightings associated with his or her position. The Compensation Committee then assessed financial performance and each senior executive’s strategic performance and determined a payout level for each portion of the senior executive’s target annual bonus. The multiplier for competitive financial performance was determined and applied to the sum of the payout levels for financial and strategic performance for each senior executive. Using this result, the Compensation Committee then conducted a qualitative assessment to determine the actual bonus award for each senior executive. The Compensation Committee believes that the use of judgment in the qualitative assessment helps reward performance appropriately, particularly on a year-to-year basis.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          31

Executive Compensation (Continued)

The following table defines each financial performance measure used in the 2018 annual bonus framework:

Financial Performance Measure	Definition
Company or operating company net operating income Used in the 2018 financial performance assessment for our senior executives

Net operating income calculated in accordance with GAAP, adjusted for the impact of “noteworthy items” identified in Exhibit A to this proxy statement and further adjusted for the impact of currency exchange rate fluctuations and acquisitions and dispositions

Company earnings per share Used in the 2018 multiplier for competitive financial performance	EPS from continuing operations calculated in accordance with GAAP, adjusted for the impact of “noteworthy items” identified in Exhibit A to this proxy statement

2018 Target Bonuses

In 2018, the Compensation Committee increased Mr. Glaser’s target bonus from $2,800,000 to $3,000,000. Mr. Glaser’s increase was based on the competitive market and his long-term performance and contributions as CEO. The Compensation Committee did not adjust the target bonuses for our other named executive officers in 2018.

Financial and Strategic Performance Measures

The Compensation Committee selected the following measures and weightings for the 2018 annual bonus awards:

	Financial Performance		Strategic Performance
Senior Executive	Weighting	Measure	Weighting	Measure
Company CEO	80%	Company net operating income	20%	Individual objectives established for each senior executive
Other Corporate Senior Executives	70%		30%
Operating Company Chief Executive Officers	80%	Operating company net operating income	20%

The financial performance factor ranged from 0% to 150% of the target level as indicated in the following table:

Performance Level	Performance as a % of Target	Financial Performance Factor
Maximum	≥110%	150%
Target	100%	100%
Threshold	90%	50%
Below Threshold	<90%	<50%

Note: Interpolation is used to determine the performance factor for performance as a percentage of target between threshold/target or target/maximum. In the event of performance below threshold, the Compensation Committee would exercise its discretion to determine a financial performance factor from 0% up to 50%.

32          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

2018 Financial Performance Measure

For 2018, the financial performance measure for all senior executives was Company or operating company net operating income, as applicable, as modified for executive compensation purposes. The Compensation Committee set challenging targets for our named executive officers to align with our 2018 objective of driving strong earnings growth across the Company.

Performance targets for 2018 were set above the targeted and actual performance for 2017. Performance targets were based on threshold, target and maximum levels in dollars rather than growth rates. Target and actual results in the table below are expressed as a percentage of prior-year results.

Name	Measure	2018 Actual Growth as % of Prior-Year Results	2018 Target Growth as % of Prior-Year Results	2018 Actual as % of Target
Mr. Glaser	Company net operating income	108.6%	108.8%	99.8%
Mr. McGivney
Mr. Doyle	Marsh net operating income	111.0%	109.2%	101.7%
Mr. Portalatin	Mercer net operating income	102.5%	109.5%	93.6%
Mr. Hearn	Guy Carpenter net operating income	114.5%	105.6%	108.4%

2018 Strategic Performance Measure

At the beginning of 2018, the Compensation Committee reviewed strategic objectives relating to operational performance, risk management and human capital for each named executive officer. At the beginning of 2019, the Compensation Committee reviewed the strategic accomplishments for each named executive officer for 2018. The Compensation Committee and Mr. Glaser (and, in the case of Mr. Glaser, solely the Compensation Committee) assessed each named executive officer’s strategic performance as “above target” for the year and determined a payout factor for 2018 strategic performance. The Compensation Committee considered the following in its assessment of each named executive officer’s performance:

Name	Description
Mr. Glaser

•  MMC’s underlying revenue growth of 4.2%, which is significantly higher than the 3.5% growth generated in 2017

•  Delivered strong adjusted EPS growth of 11.0% and adjusted net operating income growth of 8%

•  Led the Jardine Lloyd Thompson Group plc transaction

•  Mr. Glaser’s continued leadership of a dynamic and effective leadership team, including successful succession planning which led to the appointment of Martine Ferland as Mercer’s new president and CEO

Mr. McGivney

•  Effective oversight of the Company’s near-term financial plan and continued focus on our long-term growth strategy

•  Development and execution of our capital management and financing strategies, including achievement of our two capital commitments to stockholders with a double-digit increase in our dividends per share and reduction in our total shares outstanding

•  Mr. McGivney’s key role in our corporate development initiatives, including successfully securing the financing required for the Jardine Lloyd Thompson Group plc transaction

Mr. Doyle

•  Marsh’s underlying revenue growth of 4.3%, the best result since 2014, leading to $6.9 billion in revenue, with $1.4 billion in new business, which surpassed last year’s record

•  Enhanced Marsh’s portfolio of businesses through strategic acquisitions, including Wortham Insurance, one of the largest independent brokerage firms in the United States, and Marsh & McLennan Agency’s acquisition of seven firms in 2018

•  Mr. Doyle’s leadership role in continuing to progress Marsh’s innovation agenda, including the launch of Bluestream, a cloud-based digital broking platform that gives our affinity clients a streamlined way to offer insurance products and services to their customers, contractors and employees

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          33

Executive Compensation (Continued)

Name	Description
Mr. Portalatin

•  Mercer’s achievement of 3% underlying revenue growth despite a 4% decline in the defined benefit administration business

•  Effective execution of Mercer’s digital strategy, including the strategic alliance with Morningstar, which provides digital subscription access to Mercer’s proprietary investment manager research and opens up a new distribution outlet for Mercer

•  Mr. Portalatin’s simplification of Mercer’s organization by consolidating geographic regions to align more closely with the regional structures in place across Marsh & McLennan Companies’ other businesses, streamlining its operating model and enabling better execution

Mr. Hearn

•  Guy Carpenter’s delivery of strong underlying revenue growth of 7%, the best result since 2009

•  Achieved strong growth in new business

•  Mr. Hearn’s role in leading the launch of GC Genesis, a new proprietary advisory business that helps insurer clients find insurtech opportunities to enhance their operations and technology strategies

*	Please see Exhibit A for a reconciliation of our non-GAAP financial measures to GAAP financial measures and related disclosures.

2018 Multiplier for Competitive Financial Performance

Overview

The multiplier for competitive financial performance was intended to calibrate our performance on a relative basis by comparing adjusted EPS growth for the Company with adjusted EPS growth of our peer group companies and the S&P 500®. The effectiveness of the calibration of the Company’s performance versus the external market depends on the consistency and comparability of all companies’ adjusted EPS results for purposes of measuring growth.

Over the course of 2017 and 2018, the Compensation Committee reviewed adjusted EPS growth projections for the comparator group and identified challenges in comparing results for certain peer group companies and the S&P 500®. Based on these reviews, the Compensation Committee anticipated that the multiplier may not accurately reflect the Company’s competitive financial performance for 2018.

The multiplier for competitive financial performance in 2018 was calculated and applied in a manner consistent with past practice. However, due to anomalies in results for peer group companies and the S&P 500® in 2017 and 2018, which are described below, the Compensation Committee does not believe that the calculated multiplier was indicative of the Company’s competitive financial performance for 2018.

Multiplier Framework

Within the comparator group, the S&P 500® was weighted most heavily at 30% as it represents the broadest market comparison. Aon and Willis Towers Watson were weighted at 25% and 20%, respectively, as they are direct competitors of the Company and have divisions that compete directly with our Risk & Insurance Services and Consulting segments. The five additional companies listed in the table below were each equally weighted at 5%.

Component	Weighting
S&P 500®	30%
Aon plc	25%
Willis Towers Watson plc	20%
Accenture plc	5%
Arthur J. Gallagher & Co.	5%
Automatic Data Processing, Inc.	5%
Chubb Limited	5%
The Travelers Companies, Inc.	5%

34          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

The multiplier for competitive financial performance uses our adjusted EPS growth as reported by the Company and by our peer group in press releases for fourth quarter earnings, as well as an estimate of 2018 EPS growth for the S&P 500® as available from FactSet Research Systems Inc. These publicly reported results were selected based on their availability and comparability. Adjusted EPS growth is assessed on a percentile basis with the weightings in the preceding table. The following table shows the threshold, target and maximum multiplier based on percentile ranking.

Performance Level	Actual Performance	Multiplier
Maximum	75th percentile or higher	1.30x
Target	50th percentile	1.00x
Threshold	25th percentile or lower	0.70x

Note: Interpolation is used to determine the multiplier for a percentile ranking between threshold/target or target/maximum.

Using the framework described above, our adjusted EPS growth achieved a threshold ranking on a weighted basis, which resulted in a multiplier of 0.70x. Final results for the multiplier were reviewed by Pay Governance LLC, the Compensation Committee’s independent compensation consultant. Despite the Compensation Committee’s belief that the calculated multiplier was not indicative of the Company’s competitive financial performance for 2018, it was applied to the sum of the bonus payout levels for 2018 Financial Performance and 2018 Strategic Performance for each named executive officer.

The Compensation Committee’s Review of the 2018 Multiplier

In its review of adjusted EPS growth for the 2018 fiscal year as reported by the Company and by our peer group, as well as an estimate of 2018 EPS growth for the S&P 500®; the Compensation Committee identified significant challenges in using this data to assess the Company’s relative performance for 2018.

•	The Compensation Committee recognized that the reported results were not directly comparable due to tax reform, mergers and acquisition transactions and above-normal catastrophe losses for insurance carriers in 2017.

•	The Compensation Committee also recognized the differential impact of the new revenue recognition standard on reported results and noted meaningful differences due to significant currency exchange impact at certain companies.

Considering that the 2018 relative performance assessment was impacted by these anomalies, the Compensation Committee reviewed an analysis of 2016 to 2018 growth rates to enhance comparability of performance. The 2016-2018 analysis showed that the Company outperformed six of the eight components in the comparator group. The Compensation Committee believed that this two-year analysis was more reflective of the Company’s relative performance in 2018.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          35

Executive Compensation (Continued)

Qualitative Assessment

The Compensation Committee believes that the use of judgment in making final bonus award decisions helps reward performance appropriately on a year-to-year basis and also on an internal equity basis among senior executives. In addition to performance as measured against the previously described financial and strategic objectives, the Compensation Committee also assessed how these objectives were achieved and considered each senior executive’s current-year performance and bonus award vis-à-vis his or her prior-year performance and bonus award; compensation relative to peers at direct competitors; and his or her total direct compensation.

Consistently strong year-over-year financial results considered in assessing 2018 performance	Factors considered in determining 2018 bonus awards for the named executive officers

•  Increased consolidated revenue by 7%

•  Double-digit adjusted EPS growth and margin improvement by 30 basis points

•  Fulfilled our capital commitment to stockholders, returning nearly $1.5 billion in dividends and share repurchases

•  Outperformed the TSR for the S&P 500® index by 4.3 percentage points

•  Strong overall execution delivered in a challenging macroeconomic environment

•  Positioned the Company for continued long-term growth through strategic acquisitions and development of new technologies

•  Anomalies in comparing the Company’s strong 2018 performance against our peer group companies and the S&P 500®

Using its assessment of the 2018 financial and strategic performance factors and the Company’s competitive financial performance as its basis, the Compensation Committee determined the 2018 bonus award for each named executive officer in the manner described above.

Determination of 2018 Annual Bonuses

The actual annual bonuses paid to our named executive officers for 2018 were as follows.

Name	2018 Target Bonus Award	2018 Bonus as a % of Target	2017 Actual Bonus	2018 Actual Bonus	% Change
Mr. Glaser	$3,000,000	150%	$4,300,000	$4,500,000	+4.7%
Mr. McGivney	1,200,000	146%	1,650,000	1,750,000	+6.1%
Mr. Doyle	2,250,000	144%	3,000,000	3,250,000	+8.3%
Mr. Portalatin	2,250,000	98%	2,525,000	2,200,000	-12.9%
Mr. Hearn	1,500,000	167%	N/A	2,500,000	N/A

36          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

ANNUAL LTI AWARDS

The annual equity-based awards granted to our senior executives are determined by the Compensation Committee as part of its annual total compensation review. In determining the awards, the Compensation Committee considers the senior executive’s performance and his or her expected future contributions to the Company’s performance along with external market competitiveness, internal equity comparisons and the target LTI award set forth in the senior executive’s employment letter. Mr. Glaser also provides LTI award recommendations for senior executives other than himself.

The grant date fair values of the annual LTI awards granted to our named executive officers in February 2019 are shown in the following table. They are not reflected in the “2018 Summary Compensation Table” on page 45 because the awards were made after the end of the 2018 fiscal year. Mr. Portalatin, who completed service as President and CEO of Mercer effective February 28, 2019, was not granted an LTI award in February 2019.

	Grant Date Fair Value of Annual LTI Awards Granted in 2019
	Stock Options	Performance Stock Units	Restricted Stock Units	Total
Mr. Glaser	$5,750,000	$2,875,000	$2,875,000	$11,500,000
Mr. McGivney	1,250,000	625,000	625,000	2,500,000
Mr. Doyle	1,400,000	700,000	700,000	2,800,000
Mr. Portalatin	N/A	N/A	N/A	N/A
Mr. Hearn	875,000	437,500	437,500	1,750,000

The value ultimately realized from these awards is contingent on the named executive officer’s continued service, except in certain circumstances such as retirement. The value also depends on the future performance of our stock price and, for PSU awards, achieving specific Company financial objectives. The terms and conditions of these awards are described in the narrative following the “2018 Grants of Plan-Based Awards Table” on page 48.

PSU Awards

The performance measure for PSU awards, which represent 25% of the grant date fair value of LTI compensation for our senior executives, is adjusted EPS growth as modified for executive compensation purposes and measured on a three-year annualized growth rate basis. Depending on our actual financial performance results, 0% to 200% of the number of PSUs granted is delivered in shares of our common stock. The following tables provide the payout (as a percentage of target) for maximum, target and threshold performance levels for the 2019 and 2016 PSU awards, respectively. The Compensation Committee sets the performance levels after reviewing our financial strategy, the design of PSU awards at peer group companies and historical EPS growth data for the S&P 500®. At the time of setting the target and determining the payouts at varying levels of performance for these awards, the Compensation Committee believed that achievement of the target for adjusted EPS growth was a challenging goal.

Adjusted EPS as modified for executive compensation purposes is defined as GAAP earnings per share, adjusted for the impact of “noteworthy items” identified in Exhibit A and modified to exclude (i) the impact of currency exchange rate fluctuations, (ii) the variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd. (the legal entity through which the Company owns interests in private equity funds and other investments), and (iii) the costs related to the early extinguishment of debt.

Performance and Payout Levels for Our 2019 PSU Awards

	Payout (as a % of Target)	2019 PSU Awards
Performance Level		Adjusted EPS Growth
Maximum	200%	≥12%
Target	100%	8%
Threshold	50%	4%
Below Threshold	0%	<4%

Note: Interpolation is used to determine the payout (as a percentage of target) for a performance result between threshold/target or target/maximum.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          37

Executive Compensation (Continued)

Performance Results for Our 2016 PSU Awards

The following chart shows the threshold, target and maximum performance levels, with corresponding payouts as a percentage of target, for the 2016 PSU awards granted to our senior executives. The chart also shows our actual EPS growth for the three-year performance period (2016-2018) applicable to the determination of the number of shares of our common stock earned for these awards.

Performance Level	Annualized Adjusted EPS Growth	Payout (as a % of Target)
Maximum	≥15%	200%
Target	13%	100%
Threshold	3%	50%
Below Threshold	<3%	0%
Note: Interpolation is used to determine the payout (as a percentage of target) for a performance result between threshold/target or target/maximum.

⬛ Performance level
🌑 Payout of 2016 PSU Award

Summary of PSU Awards Granted from 2016 through 2019

The table below summarizes the three-year performance periods for PSU awards granted from 2016 through 2019, including the payout at 97% of target for our 2016 PSU award based on 12.3% annualized adjusted EPS growth.

			Adjusted EPS Growth						Results through 2018
Award	Status	Completed Years	2016	2017	2018	2019	2020	2021	Adjusted EPS Growth	Performance Factor

2016 PSU Award	Completed	3 of 3	12.8%	14.0%	10.2%				12.3%	97%
2017 PSU Award	In Progress	2 of 3		14.0%	10.2%	TBD			12.1%	200%
2018 PSU Award	In Progress	1 of 3			10.2%	TBD	TBD		10.2%	155%
2019 PSU Award	In Progress	None				TBD	TBD	TBD	TBD	TBD

38          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Changes for 2019

For 2019, we made certain changes with respect to executive compensation and our annual bonus framework, as discussed below.

SENIOR EXECUTIVE COMPENSATION ACTIONS AND DECISIONS

Mr. Glaser. The Compensation Committee increased Mr. Glaser’s target annual bonus from $3,000,000 to $3,750,000, effective for the 2019 performance year and his target LTI award from $9,500,000 to $11,000,000, effective for the February 2019 grant. Mr. Glaser’s increases were made taking into account the competitive market, internal equity and his long-term performance and contributions as President and CEO of the Company.

Mr. McGivney. The Compensation Committee increased Mr. McGivney’s annual base salary from $750,000 to $800,000 effective April 1, 2019, his target annual bonus from $1,200,000 to $1,300,000, effective for the 2019 performance year, and his target LTI award from $2,000,000 to $2,600,000, effective for the February 2019 grant. Mr. McGivney’s increases were made taking into account the competitive market, internal equity and his long-term performance and contributions as Chief Financial Officer of the Company.

Mr. Portalatin. On January 16, 2019, we announced that Mr. Portalatin would step down from the role of President and CEO of Mercer and would be appointed Vice Chairman of the Company effective March 1, 2019. Mr. Portalatin’s compensation for his new role was set as follows:

•	Annual base salary of $500,000

•	Eligible for an annual bonus with a target of $1,000,000 commencing with the 2019 performance year (awarded in 2020)

•	Not eligible for any additional awards under the Company’s long-term incentive program

•	Not eligible for any severance benefits upon the conclusion of his employment

•	Continue to be eligible to participate in the Company’s employee benefit plans and programs on terms and conditions as are generally provided to similarly situated employees of the Company, as in effect from time to time

While employed by the Company and for 12 months following his termination of employment, Mr. Portalatin will be subject to certain restrictive covenants. Mr. Portalatin’s employment as Vice Chairman of the Company was conditioned on his entry into a waiver and release in connection with a letter agreement documenting the terms of his employment and at the termination of his employment.

ANNUAL BONUS FRAMEWORK

The Compensation Committee made two changes to the annual bonus framework for 2019:

•	In light of challenges in assessing competitive financial performance using adjusted EPS growth across peer companies and the S&P 500®, the Compensation Committee will use a multiplier based on the Company’s annual adjusted EPS growth compared to our target growth.

•	The Compensation Committee will assess the Company’s relative financial performance, including for adjusted EPS growth and total stockholder return against peer companies and the S&P 500®, as part of its qualitative assessment before determining final bonus awards.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          39

Executive Compensation (Continued)

Benefit Plans and Other Programs

RETIREMENT AND DEFERRED COMPENSATION PLANS

We offer retirement and deferred compensation plans, in which all of our senior executives are eligible to participate, to maintain a competitive compensation program.

We maintain a defined contribution retirement program in the U.S. consisting of the Supplemental Savings & Investment Plan (“SSIP”), an unfunded nonqualified defined contribution retirement plan that is coordinated with our 401(k) Savings & Investment Plan. Additional information about the SSIP, including individual amounts deferred by our named executive officers, Company matching credits and earnings during 2018, as well as account balances as of the end of 2018, is presented in “Nonqualified Deferred Compensation Table” on page 55. Earnings with respect to all of our nonqualified defined contribution plans are based upon actual market performance, and preferential or above-market earnings are not offered.

We discontinued future service accruals in our U.S. defined benefit retirement program effective December 31, 2016. The features of our U.S. retirement program, including the present value of the accumulated pension benefits for our named executive officers as of the end of 2018, are presented in further detail in “Defined Benefit Retirement Program” on page 53. We do not have individually-designed defined benefit arrangements for any named executive officer.

SEVERANCE ARRANGEMENTS

Severance payments and benefits for our senior executives, other than Mr. Portalatin in his role as Vice Chairman of the Company effective March 1, 2019, are provided under our Senior Executive Severance Pay Plan, which provides for severance payments in the event of an involuntary termination of employment without cause (as defined in the plan) in an amount equal to the sum of the senior executive’s then-current base salary and average annual bonus award over the three prior years, plus an amount equal to a pro rata bonus for the year of termination.

While compensation decisions regarding our senior executives affect the potential payments under these arrangements, the existence of these severance arrangements did not affect the Compensation Committee’s decisions with respect to other elements of compensation for our named executive officers because these severance arrangements are contingent in nature and may never be triggered.

The terms of the Senior Executive Severance Pay Plan are discussed more fully in “Termination of Employment” on page 58. The amount of the estimated payments and benefits payable to our named executive officers, assuming a termination of employment as of the last business day of 2018, is presented in “Potential Payments Upon Termination or Change in Control” on page 56.

CHANGE-IN-CONTROL ARRANGEMENTS

Change-in-control payments and benefits are provided to our senior executives through our equity-based compensation plans and the Senior Executive Severance Pay Plan, as applicable. These arrangements are intended to retain our senior executives and provide continuity of management in the event of an actual or potential change in control of the Company. Consistent with this objective, the terms of our equity-based awards contain a “double-trigger” vesting provision, which requires both a change in control of the Company and a subsequent specified termination of employment for vesting to be accelerated. The Senior Executive Severance Pay Plan also includes a “double-trigger” change-in-control provision rather than providing severance payments and benefits solely on the basis of a change in control of the Company. We believe that requiring a “double trigger,” rather than providing severance payments (and accelerated vesting of equity-based awards) solely on the basis of a change in control, is more consistent with the purpose of encouraging the continued employment of our senior executives following a change in control of the Company.

We do not provide any excise tax payments, reimbursements or “gross ups” in connection with a change in control of the Company to any of our senior executives under any plan or arrangement.

The amount of the estimated payments and benefits payable to our named executive officers, assuming a change in control of the Company and subsequent specified termination of employment as of the last business day of 2018, is presented in “Potential Payments Upon Termination or Change in Control” on page 56.

40          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

OTHER BENEFITS AND PERQUISITES

Our senior executives are eligible to participate in our health and welfare benefit programs on the same basis as our other eligible employees. We also provide certain perquisites and other personal benefits to our senior executives. In general, the perquisites or other personal benefits provided to our senior executives include (i) the cost of financial counseling and certain income tax return preparation and (ii) from time to time, relocation or housing costs associated with hiring a newly recruited or promoted senior executive.

In addition, the Compensation Committee has determined to provide Mr. Glaser access to a car and driver for business and commuting purposes and to corporate aircraft, in which we maintain fractional interests, for business and personal travel. Such personal air travel is limited to an amount not to exceed $130,000 per calendar year as determined based on the aggregate incremental cost of such travel to the Company. The imputed income attributable to Mr. Glaser’s personal use of corporate aircraft and a car and driver was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.

The incremental cost of providing perquisites and other personal benefits during 2018 to our named executive officers is presented in the footnotes to the “All Other Compensation” column of the “2018 Summary Compensation Table” on page 45.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          41

Executive Compensation (Continued)

Risk and Reward Features of Executive Compensation Program

The Compensation Committee strives to maintain an appropriate balance between risk and reward in support of our overall business strategy. Our executive compensation principles, policies and practices are designed to encourage an appropriate level of risk-taking but not to encourage our senior executives to take excessive or unnecessary risks. To achieve this balance, we maintain the following policies and practices:

Feature	Description
Balanced Total Compensation Approach

The mix of base salary, annual bonus opportunity and LTI awards appropriately balances the shorter-term and longer-term aspects of each senior executive’s responsibilities and performance, without undue emphasis on any single element of compensation.

Performance-Based Annual Bonus Program

Awards to senior executives are made based on both financial performance measures, which relate to fiscal-year performance, and strategic performance objectives, which may relate to longer-term and qualitative objectives. All bonus decisions for our senior executives are made by the Compensation Committee. Bonuses are individually determined and are limited to a maximum of 200% of pre-established target levels. We do not guarantee annual bonuses for our senior executives, except in special situations such as the initial bonus award after a senior executive’s hire if the guarantee is deemed necessary to attract a candidate to join the Company.

Stockholder-Focused LTI Program

Equity-based awards to our senior executives are granted annually on a discretionary basis by the Compensation Committee taking into consideration each individual’s past performance and expected future contributions. Awards are made in a combination of stock options, RSU awards and PSU awards to align the financial interests of our senior executives with maximizing our return to stockholders. PSU awards are earned based on our achievement against financial performance objectives, as determined by the Compensation Committee, over a three-year performance period.

All equity-based awards are subject to multi-year vesting requirements or performance periods with complete forfeiture of unvested awards upon a voluntary termination of employment by a senior executive (other than by reason of retirement) or termination of employment for cause. None of our equity-based awards are scheduled to begin vesting until after one year following their grant. In addition, the terms of our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision in the event of a change in control of the Company. We do not provide any excise tax payments, reimbursements or “gross ups” in connection with a change in control of the Company to any of our senior executives under any plan or arrangement.

Executive Stock Ownership Guidelines

Our senior executives are required to acquire and hold shares or stock units of our common stock with an aggregate value at least equal to a specified multiple of their base salary. Our senior executives may not sell shares acquired in connection with the distribution of stock units or exercise of stock options until and unless the specified multiple of base salary is reached and maintained.

Prohibition Against Speculative Activities, Hedging or Pledging of Company Stock

We prohibit our employees, including our senior executives, from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in our common stock. We prohibit our senior executives from pledging our securities as collateral for a loan or for any other purpose.

42          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Feature	Description
Compensation Recovery (“Clawback”) Policies

We may, to the extent permitted by applicable law, cancel or require reimbursement of any annual bonus awards received by a senior executive if and to the extent that: (i) the amount of the award was based on the achievement of specified consolidated, segment or operating company financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee’s judgment, the senior executive engaged in intentional misconduct that contributed to the need for the restatement; and (iii) the senior executive’s award would have been lower if the financial results in question had been properly reported. In such case, we will seek to recover from the senior executive the amount by which the actual annual bonus award paid for the relevant period exceeded the amount that would have been paid based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed. Also, our 2011 Incentive and Stock Award Plan allows us to “claw back” outstanding or already-settled equity-based awards.

Severance Payments

Severance protections for our senior executives are set at a uniform level equal to his or her base salary and three-year average annual bonus award (a “1x multiple”). In addition, without stockholder approval, we will not enter into a severance agreement with a senior executive that provides for any cash severance payment that exceeds 2.99 times the sum of his or her base salary and three-year average annual bonus award.

In light of the above, and based on management’s annual review and analysis focused on the incentive compensation programs covering our general employee population, we believe our compensation policies and practices do not encourage excessive or inappropriate risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our senior executives that are intended to align the financial interests of our senior executives with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management’s commitment to long-term value creation. Our senior executives are required, over a five-year period, to acquire and hold shares or stock units of our common stock with an aggregate value at least equal to a specified multiple of their base salary. The current multiples for our named executive officers are as follows:

Named Executive Officer	Ownership Level (as a multiple of base salary)
CEO	6x
Other named executive officers	3x

As of February 28, 2019, all of our named executive officers exceeded their required ownership level under our stock ownership guidelines.

Additional information concerning our stock ownership guidelines is available on our website under:

http://www.mmc.com/about/SeniorExecutiveStockOwnershipGuidelines2014.pdf.

HOLDING REQUIREMENT FOR EQUITY-BASED AWARDS

Under our stock ownership guidelines, our senior executives are required to hold shares of our common stock acquired in connection with the distribution of stock units or exercise of stock options (net of any tax withholding and, in the case of stock options, the exercise price) until the required multiple of base salary is reached. In addition, our senior executives may not sell any shares of our common stock, however acquired, unless their ownership interest after such sale is at or above the required multiple of base salary stipulated under our stock ownership guidelines.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          43

Executive Compensation (Continued)

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows public companies a federal income tax deduction for compensation in excess of $1 million that is paid to a named executive officer in any taxable year. Given the recent changes to Section 162(m), the incentive compensation and base salary over $1 million paid to our named executive officers for 2018 generally will not be tax deductible. The Compensation Committee reserves the right to award compensation that is not tax deductible.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to our service providers.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense relating to share-based payments (such as stock options, PSU awards and RSU awards) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity- based compensation element of our executive compensation program. This is because we believe equity-based compensation is a necessary component of a competitive executive compensation program and fulfills important program objectives. The Compensation Committee considers the potential impact of FASB ASC Topic 718 on any proposed change to the equity-based compensation element of our program.

Additional Considerations

This Compensation Discussion and Analysis includes statements regarding the use of various performance measures and related target levels in the limited context of our executive compensation program. These target levels are not intended to be statements of management’s expectations of our future financial results or other guidance. Investors should not apply these target levels in any other context.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis, as well as the accompanying compensation tables and related narratives. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

Steven A. Mills (Chair)	Deborah C. Hopkins
Oscar Fanjul	Morton O. Schapiro
H. Edward Hanway	R. David Yost

44          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Compensation of Executive Officers

2018 Summary Compensation Table

The following table provides information regarding the compensation of our President and Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were executive officers as of December 31, 2018.

Name & Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($) (6)
Daniel S. Glaser	2018	1,475,000	—	5,500,136	5,500,004	4,500,000	—	306,779	17,281,919
President and CEO, Marsh & McLennan Companies, Inc.	2017	1,400,000	—	5,250,130	5,250,003	4,300,000	555,967	257,116	17,013,216
	2016	1,400,000	—	4,800,052	4,800,001	4,100,000	473,344	176,543	15,749,939
Mark C. McGivney	2018	750,000	—	1,125,108	1,125,018	1,750,000	—	64,976	4,815,102
Chief Financial Officer, Marsh & McLennan Companies, Inc.	2017	750,000	—	875,120	875,008	1,650,000	210,841	65,137	4,426,106
	2016	750,000	—	750,040	750,001	1,500,000	177,461	34,565	3,962,067
John Q. Doyle	2018	1,000,000	—	1,350,162	1,350,003	3,250,000	—	72,915	7,023,080
President and Chief Executive Officer, Marsh LLC	2017	883,333	—	2,000,211	1,000,011	3,000,000	—	45,899	6,929,455

Julio A. Portalatin	2018	1,000,000	—	1,350,162	1,350,003	2,200,000	—	83,366	5,983,531
President and Chief Executive Officer, Mercer Consulting Group Inc.	2017	941,667	—	2,325,197	1,325,008	2,525,000	212,635	71,774	7,401,281
	2016	900,000	—	1,200,042	1,200,009	2,800,000	249,608	37,768	6,387,427
Peter C. Hearn	2018	800,000	—	800,066	800,005	2,500,000	—	171,673	5,071,744
President and Chief Executive Officer, Guy Carpenter & Company, LLC

(1)

Mr. Doyle was appointed President and Chief Executive Officer of Marsh LLC on July 5, 2017; his compensation is shown for 2018 and 2017 only since he was not a named executive officer in 2016. As indicated in the Compensation Discussion and Analysis, Mr. Portalatin completed service as President and CEO of Mercer Consulting Group, Inc. effective February 28, 2019, after which date he was no longer an executive officer of the Company. For Mr. Hearn, only compensation for 2018 is shown because he was not a named executive officer for 2017 and 2016.

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of the awards for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively, computed in accordance with FASB ASC Topic 718. The amounts reported in the “Stock Awards” column represent both PSU and RSU awards. The grant date fair value of the PSU award granted in each of these years to each of the named executive officers is reported based on performance at the target level. As stated in the description of the PSU awards following the “2018 Grants of Plan-Based Awards Table” on page 48, the payout based on maximum performance is 200% of the target level, which, if achieved, would correspond to the values reported in the table below, holding constant the grant date fair value of the Company’s common stock. The assumptions used in calculating the amounts reported for awards granted in 2018 are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019. The assumptions used in calculating the amounts reported for awards granted prior to 2018 are included in the footnote captioned “Stock Benefit Plans” to the Company’s audited financial statements for the relevant fiscal year, included in the Company’s Annual Reports on Form 10-K previously filed with the SEC. The amounts reported in these columns may differ slightly from the corresponding amounts shown in the “2018 Grants of Plan-Based Awards Table” on page 48 due to rounding to the nearest whole dollar as required by SEC rules. In addition, the amounts reported in these columns differ slightly from the amounts disclosed in the “2018 and 2019 Annual Total Direct Compensation of Named Executive Officers” section on page 28 of the Compensation Discussion and Analysis due to rounding to the nearest whole share.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          45

Executive Compensation (Continued)

Name	Year	Grant Date Fair Value of Performance Stock Unit Awards Granted Assuming Target Performance (100%) ($)	Grant Date Fair Value of Performance Stock Unit Awards Granted Assuming Maximum Performance (200%) ($)
Mr. Glaser	2018	2,750,068	5,500,137
	2017	2,625,065	5,250,131
	2016	2,400,026	4,800,052
Mr. McGivney	2018	562,554	1,125,107
	2017	437,560	875,119
	2016	375,020	750,040
Mr. Doyle	2018	675,081	1,350,162
	2017	500,068	1,000,136
Mr. Portalatin	2018	675,081	1,350,162
	2017	662,561	1,325,122
	2016	600,021	1,200,042
Mr. Hearn	2018	400,033	800,065

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts received for annual bonus awards, as described in the “Annual Bonus” section on page 30 of the Compensation Discussion and Analysis. The awards earned in respect of 2018 were determined by the Compensation Committee at its meeting on February 19, 2019 and were paid on February 28, 2019.

(4)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the increase, if any, in the present value of the named executive officers’ benefits (both vested and unvested) under the tax-qualified Marsh & McLennan Companies Retirement Plan, the Company’s Benefit Equalization Plan and the Company’s Supplemental Retirement Plan. For 2018, the amount reported for each named executive officer reflects changes in age and service, the interest rate and the mortality assumption projecting longer life expectancies, and any change in base salary. In 2018, the sums of the change in pension value and nonqualified deferred compensation earnings for Mr. Glaser, Mr. McGivney, Mr. Doyle, Mr. Portalatin and Mr. Hearn were negative (-$219,474, -$103,238, -$12,110, -$83,828 and -$3,390, respectively); as required by SEC rules, the negative changes are shown in the Summary Compensation Table as zero. The assumptions used in calculating the amounts reported are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019. The Company’s retirement program is described in further detail in “Defined Benefit Retirement Program” on page 53. No named executive officer received preferential or above-market earnings on deferred compensation. The Company discontinued future service accruals in the defined benefit retirement program effective December 31, 2016.

(5)	The following items are reported in the “All Other Compensation” column for the named executive officers in 2018:

ALL OTHER COMPENSATION

Name	Company Contributions to Defined Contribution Plans ($) (a)	Employee Stock Purchase Plan Interest ($) (b)	Financial Planning and Income Tax Preparation ($) (c)	Personal Use of Corporate Aircraft ($) (d)	Personal Use of Car Service ($) (e)	Other ($) (f)	Total ($)
Mr. Glaser	103,250	0	13,519	118,580	71,430	0	306,779
Mr. McGivney	52,500	0	12,476	0	0	0	64,976
Mr. Doyle	60,125	0	12,790	0	0	0	72,915
Mr. Portalatin	70,000	0	13,366	0	0	0	83,366
Mr. Hearn	36,250	47	13,172	0	0	122,204	171,673

(a)

These amounts include the Company’s matching contributions under the Company’s 401(k) Savings & Investment Plan and Supplemental Savings and Investment Plan (SSIP) attributable to 2018. The Company’s 401(k) Savings & Investment Plan is a tax-qualified defined contribution plan. The SSIP is a nonqualified defined contribution plan and is described in further detail in the “Nonqualified Deferred Compensation Table” section on page 55.

(b)	This amount represents interest credited on the named executive officer’s account within the Company’s tax-qualified employee stock purchase plan.
(c)

These amounts represent the cost to the Company of offering personal financial planning and tax preparation services to the named executive officers. The imputed income attributable to these services was taxable income to the named executive officer. The taxes associated with this income were not reimbursed or paid by the Company.

(d)

This amount represents the incremental cost to the Company of Mr. Glaser’s personal use of corporate aircraft in which the Company owns fractional interests. The incremental cost has been calculated by adding the incremental variable costs associated with personal flights on each of the aircraft (including hourly charges, taxes, passenger fees, international fees and catering). The imputed income attributable to his personal use of corporate aircraft was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.

(e)

This amount represents the approximate cost to the Company of Mr. Glaser’s personal use of a car and driver, including work/home travel. The imputed income attributable to this use was taxable income to Mr. Glaser. The taxes associated with this income were not reimbursed or paid by the Company.

(f)

This amount represents the Company’s net payment to Mr. Hearn of $8,200 per month to cover the expense of a rental apartment in New York City in connection with Mr. Hearn’s 2017 continued employment letter. The monthly payments were discontinued effective August 31, 2018 in accordance with the terms of the letter. The taxes associated with this income, which totaled $46,604 for 2018, were reimbursed or paid by the Company.

(6)	The total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

46          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

EMPLOYMENT LETTERS

The Company has employment letters with each of the named executive officers that follow a common template, approved by the Compensation Committee, and include the following principal terms:

•	Base salary, target annual bonus and target annual long-term incentive (“LTI”) award, and applicable payment ranges. Actual annual bonus payments and annual LTI awards are based on factors described in the “Annual Bonus” section on page 30 and “Annual LTI Award” section on pages 30 to 31 of the Compensation Discussion and Analysis;

•	Participation in the Company’s Senior Executive Severance Pay Plan, as described in the “Severance Arrangements” section on page 40 of the Compensation Discussion and Analysis and the “Potential Payments Upon Termination or Change in Control” section on page 56; and

•	Noncompetition, nonsolicitation and confidentiality covenants in favor of the Company.

Mr. Glaser’s Employment Arrangements

Mr. Glaser’s current terms of employment as our President and Chief Executive Officer, as approved by the Compensation Committee, are as follows:

•	an annual base salary of $1,500,000;

•	an annual bonus with a target level of $3,750,000;

•	an annual LTI award with a target grant date fair value of $11,000,000;

•	continued participation in the Senior Executive Severance Pay Plan; and

•	access to a car and driver for business and commuting purposes and to the corporate aircraft, in which we maintain fractional interests, for business and personal travel (with such personal air travel limited to an amount not to exceed $130,000 per calendar year as determined based on the aggregate incremental cost of such travel to the Company).

In consideration for his employment arrangements, Mr. Glaser entered into noncompetition and nonsolicitation covenants in favor of the Company for the duration of his employment and for 24 months following his termination of employment.

The Compensation Committee increased Mr. Glaser’s target annual bonus from $3,000,000 to $3,750,000, effective for the 2019 performance year and his target LTI award from $9,500,000 to $11,000,000, effective for the February 2019 grant. Mr. Glaser’s increases were made taking into account the competitive market, internal equity and his long-term performance and contributions as President and CEO of the Company.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          47

Executive Compensation (Continued)

2018 Grants of Plan-Based Awards Table

The following table provides information on the grants of plan-based awards made to the named executive officers in 2018. Amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to the target annual cash bonus opportunities in respect of 2018. The terms and conditions of these awards are described in the “Annual Bonus” section on page 30 of the Compensation Discussion and Analysis. The remaining columns relate to plan-based equity-based awards granted in 2018 under the 2011 Incentive and Stock Award Plan. The equity-based awards consist of PSU awards, RSU awards and stock options with respect to shares of the Company’s common stock. The terms and conditions of these awards are described in the narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Closing Stock Price on Date of Grant ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)
(a)	(b) (1)	(c)	(d) (2)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel S. Glaser		0	3,000,000	6,000,000
	2/21/2018				0	33,115	66,230					2,750,068
	2/21/2018							33,115				2,750,068
	2/21/2018								300,711	83.046	82.760	5,500,004
Mark C. McGivney		0	1,200,000	2,400,000
	2/21/2018				0	6,774	13,548					562,554
	2/21/2018							6,774				562,554
	2/21/2018								61,510	83.046	82.760	1,125,018
John Q. Doyle		0	2,250,000	4,500,000
	2/21/2018				0	8,129	16,258					675,081
	2/21/2018							8,129				675,081
	2/21/2018								73,811	83.046	82.760	1,350,003
Julio A. Portalatin		0	2,250,000	4,500,000
	2/21/2018				0	8,129	16,258					675,081
	2/21/2018							8,129				675,081
	2/21/2018								73,811	83.046	82.760	1,350,003
Peter C. Hearn		0	1,500,000	3,000,000
	2/21/2018				0	4,817	9,634					400,033
	2/21/2018							4,817				400,033
	2/21/2018								43,740	83.046	82.760	800,005

(1)	The equity-based awards granted on February 21, 2018 reported in this table were approved by the Compensation Committee at its meeting on the same date.
(2)	The actual annual cash bonuses awarded to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table.
(3)	The amounts reported in columns (f), (g) and (h) reflect PSU awards granted on February 21, 2018. The terms and conditions of these awards are described in the narrative following this table.
(4)	The amounts reported in column (i) reflect the RSU awards granted on February 21, 2018. The terms and conditions of these awards are described in the narrative following this table.
(5)	The amounts reported in column (j) reflect nonqualified stock options granted on February 21, 2018. The terms and conditions of these awards are described in the narrative following this table.
(6)

The stock options granted on February 21, 2018 have an exercise price of $83.046 per share, equal to the average of the high and low trading prices of shares of the Company common stock on February 20, 2018, the trading date immediately preceding the date of grant. The closing market price of the Company’s common stock on the date of grant was $82.76 per share, which was lower than the stock option exercise price.

(7)	The grant date fair value reported for the PSU awards is based on payment at the target level.

48          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

STOCK OPTIONS

Stock options represent the right to purchase a specified number of shares of the Company’s common stock at a specified exercise price for a specified period of time. Stock options are scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date, with earlier vesting and shortened exercisability in the event of death, disability and specified terminations of employment. The stock options granted to the named executive officers on February 21, 2018 are scheduled to vest on February 21, 2019, 2020, 2021 and 2022 and will expire no later than February 20, 2028. The stock options have an exercise price equal to the average of the high and low trading prices of shares of the Company’s common stock on the trading day immediately preceding the grant date.

RESTRICTED STOCK UNIT AWARDS

An RSU represents a promise to deliver a share of the Company’s common stock as soon as practicable after vesting. Annual awards of RSUs are scheduled to vest in three equal annual installments beginning on the 28th of the month in which the first anniversary of the grant date occurs, with full or pro rata vesting in the event of death, disability and specified terminations of employment. The RSU awards granted to the named executive officers on February 21, 2018 are scheduled to vest on February 28 of 2019, 2020 and 2021. RSU awards include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested RSU. Dividend equivalents that relate to RSU awards that do not vest or are forfeited also will be forfeited. Holders of RSU awards have no right to vote the shares of common stock subject to the award.

PERFORMANCE STOCK UNIT AWARDS

A PSU represents a promise to deliver, as soon as practicable after the end of the performance period, a number of shares of the Company’s common stock ranging from 0% to 200% of the number of PSUs granted, depending on the Company’s achievement of a financial performance objective as determined by the Compensation Committee over a three-year performance period. The performance measure is the Company’s adjusted EPS as modified for executive compensation purposes (as defined in the “Annual LTI Awards” section on pages 30 to 31 of the Compensation Discussion and Analysis) on a three-year annualized growth rate basis. The target adjusted EPS growth rate for the PSU awards is 8%. The PSU awards granted to the named executive officers on February 21, 2018 are scheduled to vest on February 28, 2021, with full or pro rata vesting in the event of death, disability and specified terminations of employment. PSU awards include the right to payment of dividend equivalents for each share of common stock that is paid in respect of vested PSU awards. Dividend equivalents that relate to PSU awards that do not vest or are forfeited also will be forfeited. Holders of PSU awards have no right to vote the shares of common stock subject to the award.

The treatment of these awards upon termination of employment or a change in control of the Company is described in further detail in “Potential Payments Upon Termination or Change in Control” on page 56.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          49

Executive Compensation (Continued)

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides certain information concerning equity-based awards held by the named executive officers as of December 31, 2018. All outstanding equity awards are with respect to shares of the Company’s common stock.

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Daniel S. Glaser	2/21/2011 (5)	149,924	0	30.595	2/20/2021
	2/24/2012 (5)	206,952	0	31.885	2/23/2022
	2/25/2013 (5)	314,516	0	36.495	2/24/2023
	2/24/2014 (5)	237,110	0	48.000	2/23/2024
	2/23/2015 (5)	166,966	72,858	56.840	2/22/2025
	2/22/2016 (5)	118,290	163,934	57.325	2/21/2026
						2/22/2016 (5)	10,601	845,430
						2/22/2016 (5)			31,801	2,536,130
	2/22/2017 (5)	68,156	241,436	73.195	2/21/2027
						2/22/2017 (5)	21,712	1,731,532
						2/22/2017 (5)			66,454	5,299,707
	2/21/2018	0	300,711	83.046	2/20/2028
						2/21/2018	33,115	2,640,921
						2/21/2018			66,230	5,281,843
Mark C. McGivney	2/24/2014	13,867	0	48.000	2/23/2024
	2/23/2015	11,574	3,859	56.840	2/22/2025
	2/22/2016	32,439	32,440	57.325	2/21/2026
						2/22/2016	2,181	173,935
						2/22/2016			6,542	521,725
	2/22/2017	14,573	43,722	73.195	2/21/2027
						2/22/2017	3,986	317,884
						2/22/2017			11,956	953,491
	2/21/2018	0	61,510	83.046	2/20/2028
						2/21/2018	6,774	540,227
						2/21/2018			13,548	1,080,453
John Q. Doyle	5/1/2016	42,159	42,159	63.090	4/30/2026
						5/1/2016	2,642	210,700
						5/1/2016			7,926	632,099
	2/22/2017	16,655	49,968	73.195	2/21/2027
						2/22/2017	4,555	363,261
						2/22/2017			13,664	1,089,704
						8/1/2017	12,739	1,015,935
	2/21/2018	0	73,811	83.046	2/20/2028
						2/21/2018	8,129	648,288
						2/21/2018			16,258	1,296,576

50          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Julio A. Portalatin	2/24/2012	36,217	0	31.885	2/23/2022
	2/25/2013	161,291	0	36.495	2/24/2023
	2/24/2014	108,696	0	48.000	2/23/2024
	2/23/2015	74,405	24,802	56.840	2/22/2025
	2/22/2016	51,903	51,904	57.325	2/21/2026
						2/22/2016	3,489	278,248
						2/22/2016			10,467	834,743
	2/22/2017	22,068	66,207	73.195	2/21/2027
						2/22/2017	6,035	481,291
						2/22/2017			18,104	1,443,794
						8/1/2017	12,739	1,015,935
	2/21/2018	0	73,811	83.046	2/20/2028
						2/21/2018	8,129	648,288
						2/21/2018			16,258	1,296,576
Peter C. Hearn						7/1/2016	14,766	1,177,589
	2/22/2017	6,246	18,738	73.195	2/21/2027
						2/22/2017	6,832	544,852
						2/22/2017			10,248	817,278
	2/21/2018	0	43,740	83.046	2/20/2028
						2/21/2018	4,817	384,156
						2/21/2018			9,634	768,312

(1)

Represents vested and unvested, non-performance contingent stock options. The unvested stock options ratably vest and become exercisable in 25% increments on the first four anniversaries of the grant date.

(2)	The following table provides the vesting schedule of the RSU awards that were not vested as of December 31, 2018.

Grant Date	Name of Executive	Vesting Schedule
2/22/2016	All (except Mr. Doyle and Mr. Hearn)	100% vesting on February 28, 2019
5/1/2016	Mr. Doyle	100% vesting on May 1, 2019
7/1/2016	Mr. Hearn	100% vesting on July 15, 2019
2/22/2017	All	50% vesting on each February 28, 2019 and 2020
8/1/2017	Mr. Doyle Mr. Portalatin	100% vesting on August 15, 2020
2/21/2018	All	33 1⁄3% vesting on each February 28, 2019, 2020 and 2021

(3)	Based on the closing price per share of the Company’s common stock on December 31, 2018 ($79.75), the last trading day of 2018.
(4)

Represents the number of shares to be received in respect of PSU awards assuming target performance for the 2016 PSU award and the achievement of maximum performance for the 2017 and 2018 PSU awards. The PSU awards granted in February 2016 vested on February 28, 2019, and PSU awards granted in May 2016, February 2017, and February 2018 will vest on May 1, 2019, February 28, 2020, and February 28, 2021, respectively, and will be paid in a number of shares of the Company’s common stock determined based on actual performance over the applicable three-year performance period. Our adjusted EPS growth as modified for executive compensation purposes for 2016, 2017 and 2018, were determined by the Compensation Committee in the first quarter after the end of the year. As of December 31, 2018, performance was tracking between threshold and target for the 2016 PSU award and above target payout level for the 2017 and 2018 PSU awards. If the Company does not attain target performance for the 2016 PSU award or the maximum performance for the 2017 or 2018 PSU awards over the applicable three-year performance period, the number of shares received by the named executive officers upon settlement will be lower. The number of deliverable shares will range from 0% to 200% of the number of PSUs granted. See the “Performance Results for Our 2016 PSU Awards” section on page 38 of the Compensation Discussion and Analysis and the narrative following the “2018 Grants of Plan-Based Awards Table” above with respect to the 2018 PSU awards granted to the named executive officers.

(5)

Pursuant to a domestic relations order, Mr. Glaser transferred a portion of each award to his former spouse. As of December 31, 2018, Mr. Glaser held options to purchase 2,040,853 shares of common stock, 65,428 restricted stock units and 98,143 performance stock units and Mr. Glaser’s former spouse held options to purchase 1,244,589 shares of common stock, 5,553 restricted stock units and 12,703 performance stock units.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          51

Executive Compensation (Continued)

2018 Option Exercises and Stock Vested Table

The following table provides certain information concerning (i) stock options exercised by the named executive officers in 2018 and (ii) other stock awards held by the named executive officers that vested or were earned in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Daniel S. Glaser	0	0	88,726	7,530,176
Mark C. McGivney	22,528	1,035,924	9,829	834,187
John Q. Doyle	0	0	4,919	410,441
Julio A. Portalatin	0	0	21,385	1,814,945
Peter C. Hearn	0	0	3,415	289,831

(1)	Based on the difference between the market price of the underlying shares of the Company’s common stock on the date of exercise and the exercise price of the stock options.
(2)

Includes distribution of shares of the Company’s common stock in connection with 2015 PSU awards that vested in 2018 and paid out at 117% of target based on Company performance (Mr. Glaser—48,888 PSUs, Mr. McGivney—3,603 PSUs, and Mr. Portalatin—11,580 PSUs). Mr. Doyle and Mr. Hearn did not receive a 2015 PSU award.

(3)	Based on the average of the high and low trading prices of a share of the Company’s common stock on the trading date immediately preceding the award vesting date.

52          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Defined Benefit Retirement Program

The Company discontinued future service accruals effective December 31, 2016 in the tax-qualified Marsh & McLennan Companies Retirement Plan, the nonqualified Benefit Equalization Plan and the nonqualified Supplemental Retirement Plan (collectively, the “U.S. Retirement Program”). The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to those provided to employees who are not subject to such limitations. The Supplemental Retirement Plan provides for an enhanced benefit for a select group of highly compensated employees. Messrs. Glaser, McGivney and Portalatin participate in the United States defined benefit retirement program. Mr. Doyle and Mr. Hearn are not eligible to participate in the United States defined benefit retirement program because they did not meet the eligibility requirements to join the retirement program prior to December 31, 2016.

For participants who are eligible for these plans, annual benefits payable at age 65 in the form of a single-life annuity are determined generally by the following formula:

•	2.0% of eligible salary for each of the first 25 years of eligible benefit service through December 31, 2016; plus

•	1.6% of eligible salary for each of the next five years of eligible benefit service through December 31, 2016; plus

•	1.0% of eligible salary for each year of eligible benefit service over 30 years through December 31, 2016.

The above sum is reduced by an amount representing a portion of the participant’s estimated Social Security benefit. Participants who are at least age 65 are eligible for normal retirement benefits and participants who have attained five years of vesting service and are at least age 55 are eligible for early retirement benefits. Of the named executive officers, Mr. Glaser and Mr. Portalatin are eligible for an early retirement benefit. Benefits under the retirement program vest upon the earliest of (i) a participant’s attainment of five years of vesting service, (ii) attainment of age 65 or (iii) a change in control of the Company. Messrs. Glaser, McGivney and Portalatin currently have a vested benefit under the retirement program.

The present value of the accumulated pension benefits of the named executive officers who participate in these plans as of the end of 2018, as well as other information about each of our defined benefit retirement plans, is reported in the table below. Assumptions used in the calculation of these amounts, other than retirement age, are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019. The assumed retirement age used for purposes of this table is 65 years for all named executives who participate in these plans. Benefits under the tax-qualified Marsh & McLennan Companies Retirement Plan are generally paid as a monthly annuity for the life of the retiree and his or her designated survivor, if the participant has elected to be paid on a joint and survivor basis. The Company’s policy for funding its obligation under the tax-qualified plan is to contribute amounts at least sufficient to meet the funding requirements set forth in applicable law. The Company is not required to, and does not, fund any of its obligations to the named executive officers who participate in these plans under any of its nonqualified defined benefit retirement plans.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          53

Executive Compensation (Continued)

Pension Benefits Table for 2018

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Daniel S. Glaser (3)	Qualified Retirement Plan	19.0	433,691	0
	Benefit Equalization Plan	19.0	1,306,435	0
	Supplemental Retirement Plan	19.0	439,960	0
	Total		2,180,086	0
Mark C. McGivney	Qualified Retirement Plan	9.7	265,313	0
	Benefit Equalization Plan	9.7	263,869	0
	Supplemental Retirement Plan	9.7	111,159	0
	Total		640,341	0
John Q. Doyle	None
Julio A. Portalatin (3)	Qualified Retirement Plan	4.9	201,476	0
	Benefit Equalization Plan	4.9	502,928	0
	Supplemental Retirement Plan	4.9	175,067	0
	Total		879,471	0
Peter C. Hearn	None

(1)

Represents years of benefit accrual service as of December 31, 2016. Mr. Glaser’s 19.0 years of service includes 9.9 years of service for his prior period of service with Marsh from July 1982 through May 1992.

(2)

Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years for all of the named executive officers, are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019. The U.S. Retirement Program provides a survivor benefit, in the form of a monthly annuity, to a qualifying spouse or domestic partner upon the death of a vested participant. The present value of this survivor benefit in the event of death on December 31, 2018 was $740,572 for Mr. McGivney and $697,189 for Mr. Portalatin. The total amounts reported in this column may not equal the sum of amounts reflected due to rounding to the nearest whole dollar as required by SEC rules.

(3)

Mr. Glaser and Mr. Portalatin are eligible for an early retirement benefit. Their early retirement benefits are separately quantified in the table included in the “Potential Payments Upon Termination or Change in Control” section on page 56.

54          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings & Investment Plan (the “SSIP”), a nonqualified deferred compensation plan that coordinates with the Company’s 401(k) Savings & Investment Plan to give eligible participants the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the tax-qualified plan.

Under the SSIP, selected participants who have reached any one of the limitations set forth in the Internal Revenue Code under the Company’s 401(k) Savings & Investment Plan may, at their election, defer up to 30% of their base salary and notionally invest this amount in any or all of the plan’s notional investment alternatives. These alternatives consist of a variety of mutual funds and units of the Company’s common stock. Participants in the SSIP may change their investment elections at any time, both as to future deferrals and existing balances; however, once a participant notionally invests an amount in units of the Company’s common stock, that amount cannot be reallocated to any other notional investment.

After a participant completes one year of service with the Company, the Company provides matching credits at the same rate as the Company’s 401(k) Savings & Investment Plan. Effective January 1, 2017, eligible participants who are employed by an eligible participating company and have completed one year of service receive a 4% fixed company credit with respect to their base salary over the Internal Revenue Service limit on compensation that may be considered under the Company’s 401(k) Savings & Investment Plan, whether or not they elect to make employee deferrals to the SSIP.

Participants are not permitted to make withdrawals from their accounts while they are employed by the Company. Participants are generally entitled to payment of their accounts after their employment ends, including upon retirement, death or disability in a lump sum or annual installments over 2 to 15 years.

All of the named executive officers are eligible to participate in the SSIP.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Daniel S. Glaser	73,800	84,900	(77,720)	0	1,227,029
Mark C. McGivney	28,667	33,250	(34,375)	0	470,352
John Q. Doyle	31,500	44,750	(12,110)	0	88,199
Julio A. Portalatin	46,637	51,959	(34,642)	0	490,238
Peter C. Hearn	0	21,000	(3,390)	0	36,205

(1)	Amounts reported in this column are also reported in the “All Other Compensation” column in the “2018 Summary Compensation Table” on page 45.
(2)

Aggregate earnings are based upon the performance of a variety of mutual funds and shares of the Company’s common stock. Because these earnings are based upon actual market performance, they are not considered above-market or preferential for purposes of SEC rules. Therefore, none of the amounts reported in this column are reportable in the “2018 Summary Compensation Table” on page 45.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          55

Executive Compensation (Continued)

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated payments and benefits to be provided to the named executive officers in the event of the specified terminations of employment, including following a change in control of the Company. In accordance with SEC rules, this table assumes that the relevant triggering event occurred on December 31, 2018, the last business day of the last completed fiscal year, and that the market price of the Company’s common stock was the closing stock price as of December 31, 2018 ($79.75 per share), the last trading day of 2018.

The employment letter for each named executive officer, other than Mr. Portalatin in his role as Vice Chairman of the Company effective March 1, 2019, provides that he will participate in the Company’s Senior Executive Severance Pay Plan. In general, the Senior Executive Severance Pay Plan provides for cash severance in the event of an involuntary termination of employment without “cause” (as described below) or, within the two-year period following a change in control of the Company, either by the successor entity without cause or by the participant for a termination of employment for “good reason” (as described in “Termination of Employment” below). In addition, each such named executive officer is eligible for specified benefits upon death or “disability” (as described in “Termination of Employment” below).

Cash severance under the Senior Executive Severance Pay Plan is paid in a lump sum equal to:

•	one times annual base salary;

•	one times the average of the annual bonuses paid to the participant for each of the three prior calendar years; and

•	a pro rata bonus for the year of termination.

The Senior Executive Severance Pay Plan also provides 12 months of outplacement services and continued medical and dental coverage for 12 months at active employee rates. Severance payments and benefits are conditioned on a participant having executed a waiver and release of claims (including restrictive covenants). The cash severance amounts included in the following table reflect the employment arrangements in effect on December 31, 2018.

The terms and conditions of equity-based awards provide for full or pro rata vesting in the event of death, disability and specified terminations of employment.

Mr. Portalatin’s employment letter as Vice Chairman of the Company provides that he will not be eligible for any severance benefits upon the termination of his employment.

As of December 31, 2018, Mr. Glaser and Mr. Portalatin were eligible to commence benefit payments under the Company’s defined benefit retirement program upon an early retirement.

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (3) (4) (5)	Total ($) (6)
Daniel S. Glaser	Involuntary termination without cause	10,266,667	8,617,945	6,928,010	267,329	11,561	26,091,511
	Involuntary termination without cause or termination for good reason following a change in control	8,766,667	16,201,930	6,928,010	447,864	11,561	32,356,031
	Death	3,000,000	16,201,930	6,928,010	447,864	0	26,577,804
	Disability	3,000,000	16,620,777	6,928,010	436,763	0	26,985,549
	Early Retirement	0	8,617,945	6,928,010	267,329	0	15,813,283
Mark C. McGivney	Involuntary termination without cause	3,966,667	1,689,823	0	61,237	17,833	5,735,559
	Involuntary termination without cause or termination for good reason following a change in control	3,416,667	3,151,880	1,102,474	99,018	17,833	7,787,872
	Death	1,200,000	3,151,880	1,102,474	99,018	0	5,553,372
	Disability	1,200,000	3,246,782	1,102,474	94,933	0	5,644,190
John Q. Doyle	Involuntary termination without cause	6,625,000	2,398,402	0	78,251	15,344	9,116,997
	Involuntary termination without cause or termination for good reason following a change in control	5,625,000	4,734,758	1,029,909	137,989	15,344	11,543,000
	Death	2,250,000	4,734,758	1,029,909	137,989	36,309	8,188,964
	Disability	2,250,000	4,851,352	1,029,909	133,720	36,309	8,301,290
Julio A. Portalatin	Involuntary termination without cause	5,925,000	2,963,430	2,166,148	107,225	12,430	11,174,233
	Involuntary termination without cause or termination for good reason following a change in control	5,975,000	5,517,584	2,166,148	173,147	12,430	13,844,308
	Death	2,250,000	5,517,584	2,166,148	173,147	0	10,106,878
	Disability	2,250,000	5,560,968	2,166,148	165,084	0	10,142,199
	Early Retirement	0	2,490,194	2,166,148	93,608	0	4,749,950

56          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (3) (4) (5)	Total ($) (6)
Peter C. Hearn	Involuntary termination without cause	5,325,000	1,940,477	0	73,877	17,833	7,357,187
	Involuntary termination without cause or termination for good reason following a change in control	4,325,000	3,308,030	122,828	111,699	17,833	7,885,390
	Death	1,500,000	3,308,030	122,828	111,699	29,397	5,071,953
	Disability	1,500,000	3,450,464	122,828	112,726	29,397	5,215,414

(1)

The following table sets forth the calculation of amounts shown in the “Total Cash Payment” column of the table above. For purposes of this calculation, because this table assumes that termination of employment occurs at year-end, the amount shown in the “Pro Rata Bonus” column of the table below is equal to the individual’s actual or target bonus for the entire year.

Name	Termination Reason	Base Salary ($)	Average Bonus ($)	Total ($)	Severance Multiplier	Total Severance ($) (a)	Pro Rata Bonus ($) (b)	Total Cash Payment ($) (c)
Mr. Glaser	Involuntary termination without cause	1,500,000	4,266,667	5,766,667	1	5,766,667	4,500,000	10,266,667
	Involuntary termination without cause or termination for good reason following a change in control	1,500,000	4,266,667	5,766,667	1	5,766,667	3,000,000	8,766,667
	Death	N/A	N/A	N/A	0	0	3,000,000	3,000,000
	Disability	N/A	N/A	N/A	0	0	3,000,000	3,000,000
	Early Retirement	N/A	N/A	N/A	0	0	0	0
Mr. McGivney	Involuntary termination without cause	750,000	1,466,667	2,216,667	1	2,216,667	1,750,000	3,966,667
	Involuntary termination without cause or termination for good reason following a change in control	750,000	1,466,667	2,216,667	1	2,216,667	1,200,000	3,416,667
	Death	N/A	N/A	N/A	0	0	1,200,000	1,200,000
	Disability	N/A	N/A	N/A	0	0	1,200,000	1,200,000
Mr. Doyle	Involuntary termination without cause	1,000,000	2,375,000	3,375,000	1	3,375,000	3,250,000	6,625,000
	Involuntary termination without cause or termination for good reason following a change in control	1,000,000	2,375,000	3,375,000	1	3,375,000	2,250,000	5,625,000
	Death	N/A	N/A	N/A	0	0	2,250,000	2,250,000
	Disability	N/A	N/A	N/A	0	0	2,250,000	2,250,000
Mr. Portalatin	Involuntary termination without cause	1,000,000	2,725,000	3,725,000	1	3,725,000	2,200,000	5,925,000
	Involuntary termination without cause or termination for good reason following a change in control	1,000,000	2,725,000	3,725,000	1	3,725,000	2,250,000	5,975,000
	Death	N/A	N/A	N/A	0	0	2,250,000	2,250,000
	Disability	N/A	N/A	N/A	0	0	2,250,000	2,250,000
	Early Retirement	N/A	N/A	N/A	0	0	0	0
Mr. Hearn	Involuntary termination without cause	800,000	2,025,000	2,825,000	1	2,825,000	2,500,000	5,325,000
	Involuntary termination without cause or termination for good reason following a change in control	800,000	2,025,000	2,825,000	1	2,825,000	1,500,000	4,325,000
	Death	N/A	N/A	N/A	0	0	1,500,000	1,500,000
	Disability	N/A	N/A	N/A	0	0	1,500,000	1,500,000

(a)

Reflects amounts payable by the Company in the form of a lump sum as soon as practicable following termination of employment, subject to the individual’s execution of a waiver and release of claims (including restrictive covenants) for the benefit of the Company.

(b)

“Pro Rata Bonus” amounts, if any, are payable by the Company at the same time as annual bonuses for the applicable year are paid to the Company’s senior executives generally, subject to the individual’s execution of a waiver and release of claims (including restrictive covenants) for the benefit of the Company.

(c)	Total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

Mr. Portalatin’s employment letter, effective March 1, 2019 for his role as Vice Chairman of the Company, provides that he will not be eligible for any severance benefits upon the termination of his employment.

(2)

Reflects equity-based awards, with respect to the Company’s common stock, outstanding as of December 31, 2018. The values for 2016, 2017 and 2018 PSU awards depend on the termination reason. For certain events such as retirement, the values are based on results as determined by the Compensation Committee and the Company’s long-term target performance for the remaining years of the award period for each award. For events in which the vesting of equity-based awards accelerates, such as death, the values are based on performance for abbreviated award periods.

(3)

Each of the named executive officers is eligible to continue receiving Company-sponsored health insurance for 12 months following certain terminations of employment. To receive such benefits, a named executive officer is required to contribute at the same level as similarly situated active employees. Each of the named executive officers is eligible to receive outplacement services for a period of 12 months.

(4)

The amounts reported in this column, where applicable, include the Company’s 401(k) Savings & Investment Plan matching contributions made by the Company that would vest in the event of death or permanent disability (as defined the Company’s Long-Term Disability Plan).

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          57

Executive Compensation (Continued)

(5)

Mr. Glaser and Mr. Portalatin are eligible for early retirement, as indicated in the “Defined Benefit Retirement Program” section on page 53. If Mr. Glaser or Mr. Portalatin had retired from the Company effective December 31, 2018, the present value of their accumulated pension benefits would have been $2,243,412 and $907,725, respectively. In addition, Mr. Glaser and Mr. Portalatin would have been entitled to payment of their account balances under the Company’s 401(k) Savings & Investment Plan and the SSIP. These amounts are not reflected in the total set forth in this column.

(6)	Total amounts reported in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

TERMINATION OF EMPLOYMENT

Upon any termination of employment, including a termination for “cause” or without “good reason,” a named executive officer will receive any accrued pay and regular post-employment payments and benefits under the terms of the Company’s applicable plans. The amounts reported in the table above do not include payments and benefits that are provided on a nondiscriminatory basis to eligible employees upon termination of employment, including:

•	base salary through the date of termination and accrued but unused vacation time;

•	post-employment group medical benefit continuation at the employee’s cost;

•	welfare benefits provided to eligible U.S. retirees;

•	distributions of defined benefit plan benefits, whether or not tax-qualified (our U.S. defined benefit retirement program is described in the “Defined Benefit Retirement Program” section on page 53);

•	distributions of tax-qualified defined contribution plans and nonqualified deferred compensation plans (the nonqualified deferred compensation plans are described in the “Nonqualified Deferred Compensation Table” section on page 55); and

•	vested benefits.

The Senior Executive Severance Pay Plan defines “cause” as a participant’s: (i) willful failure to substantially perform the duties consistent with his or her position which is not remedied within 10 days after receipt of written notice from the Company specifying such failure; (ii) willful violation of any written Company policy, including, but not limited to, the Company’s Code of Business Conduct & Ethics; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs; (v) gross negligence or willful misconduct which results in, or could reasonably be expected to result in, a material loss to the Company or material damage to the reputation of the Company; or (vi) violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement or material breach of fiduciary duty against the Company.

The Senior Executive Severance Pay Plan defines “good reason” as: (i) a material reduction in the participant’s base salary; (ii) a material reduction in the participant’s annual incentive opportunity (including a material adverse change in the method of calculating the participant’s annual incentive); (iii) a material diminution of the participant’s duties, responsibilities or authority; or (iv) a relocation of more than 50 miles from the participant’s office location in effect immediately prior to the change in control of the Company. This definition of “good reason” only applies during the 24-month period following a change in control of the Company.

The employment letter for each named executive officer defines “permanent disability” as occurring when it is determined (by the Company’s disability carrier for the primary long-term disability plan or program applicable to the named executive officer because of his or her employment with the Company) that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

58          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Executive Compensation (Continued)

CHANGE IN CONTROL

As described in the “Change-in-Control Arrangements” section on page 40, the terms of our outstanding and unvested equity-based awards contain a “double-trigger” change-in-control vesting provision, which requires a change in control of the Company followed by a specified termination of employment for accelerated vesting to occur. Under the double-trigger provision, a change in control of the Company by itself would not cause an employee’s equity-based award to vest, so long as the award is assumed or replaced on equivalent terms. In that case, vesting would continue pursuant to the award’s original vesting schedule unless, in addition to the change in control, the employee’s employment terminates without “cause” or for “good reason” during the 24 months following the change in control.

The change-in-control provisions included in our Senior Executive Severance Pay Plan also require both “double-trigger” events to occur for payments and benefits to be provided.

We do not provide change-in-control excise tax reimbursements to any of our senior executives under any plan or arrangement.

Cash severance payments are not eligible for any tax reimbursement benefit.

We use the same definition of “change in control” in the equity incentive plans and the Senior Executive Severance

Pay Plan.

The definitions of “cause” and “good reason” in equity-based awards for the named executive officers are similar to those described above in “Termination of Employment.”

RESTRICTIVE COVENANTS

Each of the named executive officers is subject to nonsolicitation covenants that prohibit the executive from:

•	soliciting any customer or client with respect to a competitive activity; and

•	soliciting or employing any employee for the purpose of causing the employee to terminate employment.

Each of the named executive officers is also subject to noncompetition covenants that prohibit the executive from engaging in a competitive activity.

For Mr. Glaser, the noncompetition and nonsolicitation period ends 24 months after the date of termination of employment. For the other named executive officers other than Mr. Portalatin, this period ends 12 months after the date of termination of employment. For Mr. Portalatin, this period ends on March 1, 2020.

In addition, at all times prior to and following termination of employment, the named executive officers are subject to a perpetual confidentiality covenant.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          59

Audit

Item 3 — Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to stockholder ratification. Deloitte & Touche was first retained as the independent registered accounting firm of the Company in 1989. The Audit Committee is responsible for reviewing and approving the compensation of Deloitte & Touche in connection with the annual appointment process. As part of its regular process, the Audit Committee annually reviews and approves the leadership, composition and organization of the external audit team. The Audit Committee also periodically considers the rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and its chairman are directly involved in the review and approval of Deloitte & Touche’s lead audit partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

Deloitte & Touche will audit our consolidated financial statements for fiscal year 2019 and perform other services. Deloitte & Touche acted as the Company’s independent registered public accounting firm for the year ended December 31, 2018. A Deloitte & Touche representative will be present at the 2019 annual meeting of stockholders and will have an opportunity to make a statement and to answer your questions.

Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.

The Board of Directors recommends that you vote FOR this proposal.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2018 and 2017, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ‘000s)
	2018	2017
Audit Fees	$19,458	$20,346

Includes audits of the effectiveness of the Company’s internal control over financial reporting at December 31, 2018 and 2017, audits of consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.

Audit-Related Fees	3,117	2,846
Includes audits of employee benefit plans, computer- and control-related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.
Tax Fees	2,774	1,155
Includes tax compliance and other services not related to the audit.
All Other Fees	70	15
Includes consulting fees related to outsourcing projects.
Total	$25,419	$24,362

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to the Company’s commitment to auditor independence and compliance with relevant rules and regulations relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require

60          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Audit (Continued)

pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual Audit Committee budget approved by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. Any such approvals are reported to the Audit Committee at its next meeting. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The Committee reviews the suitability of the pre-approval policy at least annually.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is independent as required by the Company, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors.

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on our internal control over financial reporting as of the end of our fiscal year.

In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte & Touche. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.

During 2018, the Audit Committee executed its oversight function through a series of meetings and teleconferences with management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the year ended December 31, 2018, as well as matters related to internal control over financial reporting and the processes that support the Company’s reporting of financial results. The Committee also discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (formerly AS No. 16) (Communications with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of other non-audit services by Deloitte & Touche to the Company is compatible with maintaining Deloitte & Touche’s independence and has discussed with Deloitte & Touche that firm’s independence.

Based upon the review and discussions described in this report, the Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s annual report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. The Committee has also selected Deloitte & Touche as the Company’s independent registered public accounting firm for 2019. The Board of Directors concurred with that selection and has recommended this selection to the Company’s stockholders for ratification.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Bruce P. Nolop (Chair)	Marc D. Oken
Anthony K. Anderson	Lloyd M. Yates
Elaine La Roche

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          61

Additional Information

Stock Ownership of Directors, Management and Certain Beneficial Owners

The following table reflects the number of shares of our common stock beneficially owned by each director and each named executive officer (as defined in the Compensation Discussion and Analysis section beginning on page 24). The table also shows the number of shares beneficially owned by all directors and executive officers of the Company as a group. These common stock holdings are as of February 28, 2019, except with respect to interests in the Company’s 401(k) Savings & Investment Plan and Supplemental Savings & Investment Plan, which are as of December 31, 2018. The table also includes the number of shares of common stock beneficially owned by persons known to the Company to own more than five percent of our outstanding shares.

	Amount and Nature of Beneficial Ownership(1)
Name	Sole Voting and Investment Power	Other than Sole Voting and Investment Power(2)	Total
Anthony K. Anderson	1,000	5,313	6,313
John Q. Doyle	6,550	132,401	138,951
Oscar Fanjul	81,124	—	81,124
Daniel S. Glaser	200,810	1,631,419	1,832,229
H. Edward Hanway	26,408	—	26,408
Peter C. Hearn	4,563	49,641	54,204
Deborah C. Hopkins	—	6,774	6,774
Elaine La Roche	11,914	8,118	20,032
Mark C. McGivney	40,197	122,010	162,207
Steven A. Mills	35,495	—	35,495
Bruce P. Nolop	36,319	—	36,319
Marc D. Oken	21,828	31,702	53,530
Julio A. Portalatin	67,215	567,032	634,247
Morton O. Schapiro	8,678	64,144	72,822
Lloyd M. Yates	28,825	—	28,825
R. David Yost	18,759	26,832	45,591
All directors and executive officers as a group(3)	984,761	3,873,329	4,858,090

62          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Name	Aggregate Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2018
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	42,432,232	8.4%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	37,386,317	7.4%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	37,383,171	7.42%
Wellington Management Group LLP(7) 280 Congress Street Boston, MA 02210	31,027,947	6.16%

(1)

No director or named executive officer beneficially owned more than 1% of the Company’s outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 1.16% of the Company’s outstanding common stock.

(2)

This column includes shares of the Company’s common stock: (i) held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed or (ii) that represent the individual’s interests in the Company’s 401(k) Savings & Investment Plan.

This column also includes:

•	Marsh & McLennan Companies common stock or stock units subject to issuance in the future with respect to the Directors’ Stock Compensation Plan or the Supplemental Savings & Investment Plan, and restricted stock units in the following aggregate amounts: Mr. Anderson, 5,313 shares; Mr. Doyle, 38,479 shares; Mr. Glaser, 64,822 shares; Mr. Hearn, 26,214 shares; Ms. Hopkins, 6,774 shares; Ms. La Roche, 8,118 shares; Mr. McGivney, 13,394 shares; Mr. Portalatin, 21,177 shares; Mr. Schapiro, 64,144 shares and Mr. Yost, 26,832 shares; and all directors and executive officers as a group, 310,762 shares; and

•	Shares of Marsh & McLennan Companies common stock which may be acquired on or before April 30, 2019 through the exercise of stock options as follows: Mr. Doyle, stock options totaling 93,922; Mr. Glaser, stock options totaling 1,566,597 shares; Mr. Hearn, stock options totaling 23,427 shares; Mr. McGivney, stock options totaling 108,616 shares; Mr. Portalatin, stock options totaling 545,855 shares; and all directors and executive officers as a group, stock options totaling 3,530,229 shares.

(3)	This group includes the individuals listed in this table, plus four additional executive officers.
(4)

Based solely on a review of Amendment No. 4 to the Schedule 13G Information Statement filed on February 6, 2019 by BlackRock, Inc. (“BlackRock”). The Schedule 13G discloses that BlackRock in its capacity as a parent holding company or control person had sole voting power as to 37,827,637 shares and sole dispositive power as to 42,432,232 shares.

(5)

Based solely on a review of Amendment No. 9 to the Schedule 13G Information Statement filed on February 14, 2019 by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G discloses that Price Associates in its capacity as investment adviser had sole voting power as to 11,516,712 shares and sole dispositive power as to 37,356,117 shares.

(6)

Based solely on a review of Amendment No. 4 to the Schedule 13G Information Statement filed on February 11, 2019 by The Vanguard Group (“Vanguard”). The Schedule 13G discloses that Vanguard in its capacity as investment adviser had sole voting power as to 600,902 shares; shared voting power as to 135,494 shares; sole dispositive power as to 36,656,281 shares; and shared dispositive power as to 726,890 shares.

(7)

Based solely on a review of Amendment No. 10 to the Schedule 13G Information Statement jointly filed on February 12, 2019 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The Schedule 13G discloses that (i) each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP in their capacity as parent holding companies or control persons had shared voting power as to 10,286,701 shares and shared dispositive power as to 31,027,947 shares; and (ii) Wellington Management Company LLP in its capacity as investment adviser had beneficial ownership as to 29,625,395 shares, which is 5.88% of MMC stock outstanding as of December 31, 2018, shared voting power as to 9,752,524 shares and shared dispositive power as to 29,625,395 shares.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          63

Additional Information (Continued)

Director Compensation

EXECUTIVE DIRECTORS

Executive directors (currently only Mr. Glaser) receive no compensation for their service as directors.

INDEPENDENT DIRECTORS

Independent directors receive a basic annual retainer and annual stock grant as compensation for their service as directors. Our independent chairman and directors who serve as the chair of a committee also receive a supplemental annual retainer. The Board’s compensation year runs from June 1 through May 31.

In 2018, the Board reviewed the independent director compensation arrangements, which had been unchanged since 2016, and requested and received advice from an independent consulting firm, Pay Governance LLC. The Board revised the basic annual retainer and annual stock grant for independent directors effective as of June 1, 2018, as shown in the table below.

Elements of Independent Director Compensation

	2017 Board Compensation Year (June 1, 2017 - May 31, 2018)	2018 Board Compensation Year (June 1, 2018 - May 31, 2019)
Basic Annual Retainer for All Independent Directors	$110,000	$120,000
Supplemental Annual Retainer for Independent Chairman of the Board	$200,000	Unchanged
Supplemental Annual Retainer for Chair of • Audit Committee • Compensation Committee	$25,000	Unchanged
Supplemental Annual Retainer for Chairs of Committees other than Audit and Compensation	$15,000	Unchanged
Annual Stock Grant for Independent Directors under the Company’s Directors’ Stock Compensation Plan	Number of shares having a grant date market value of $160,000	Number of shares having a grant date market value of $175,000
Stock Ownership Guidelines	5 times Basic Annual Retainer	Unchanged

The basic annual retainer and the supplemental retainers are paid quarterly for pay periods ending on August 15, November 15, February 15 and May 15. Under the terms of the Company’s Directors’ Stock Compensation Plan, independent directors may elect to receive these retainer amounts in cash, the Company’s common stock or a combination thereof and may defer receipt of all or a portion of any compensation to be paid in the form of the Company’s common stock until a specified future date. The annual stock grant is made on June 1st of each year. Independent directors are also eligible to participate in the Company’s matching-gift program for certain charitable gifts to educational institutions.

64          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

2018 Independent Director Compensation

The table below indicates total compensation received by our independent directors for service on the Board and its committees during 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Anthony K. Anderson	115,000	175,000	—	290,000
Oscar Fanjul	130,000	175,000	—	305,000
H. Edward Hanway	315,000	175,000	—	490,000
Deborah C. Hopkins	115,000	175,000	—	290,000
Elaine La Roche	115,000	175,000	—	290,000
Steven A. Mills	140,000	175,000	—	315,000
Bruce P. Nolop	140,000	175,000	5,000	320,000
Marc D. Oken	115,000	175,000	—	290,000
Morton O. Schapiro	130,000	175,000	—	305,000
Lloyd M. Yates	115,000	175,000	—	290,000
R. David Yost	130,000	175,000	5,000	310,000

(1)

The amounts in this “Fees Earned or Paid in Cash” column reflect payments of the basic annual retainer and any supplemental retainer made during fiscal 2018, as set forth in more detail below. For fiscal 2018, independent directors received quarterly basic annual retainer payments of $27,500 in each of February and May 2018 ($55,000) and $30,000 in each of August and November 2018 ($60,000). The chairs of the Audit and Compensation Committees each received $25,000 for such service, the chairs of committees other than Audit and Compensation each received $15,000 for such service, and the independent chairman of the Board received $200,000 for such service. The committee chairs compensated during fiscal 2018 were: Mr. Fanjul (Finance), Mr. Mills (Compensation), Mr. Nolop (Audit), Mr. Schapiro (Directors and Governance) and Mr. Yost (Corporate Responsibility). Committee members other than the chairs receive no additional compensation for service on a committee.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          65

Additional Information (Continued)

	2017 Board Compensation Year (June 1, 2017 - May 31, 2018)		2018 Board Compensation Year (June 1, 2018 - May 31, 2019)		Total ($)
Fiscal 2018 Annual Retainers	February 2018 ($)	May 2018 ($)	August 2018 ($)	November 2018 ($)
Basic Annual Retainer	27,500	27,500	30,000	30,000	115,000
Supplemental Annual Retainer for Chair of • Audit Committee • Compensation Committee	6,250	6,250	6,250	6,250	25,000
Supplemental Annual Retainer for Chair of Committees other than Audit and Compensation	3,750	3,750	3,750	3,750	15,000
Supplemental Annual Retainer for Independent Chairman of the Board	50,000	50,000	50,000	50,000	200,000

Mr. Mills elected to receive his quarterly payments in the form of the Company’s common stock. Ms. Hopkins, Mr. Schapiro and Mr. Yost elected to receive their quarterly payments in the form of the Company’s common stock on a deferred basis. Ms. La Roche elected to receive 30% of her quarterly payments in the form of the Company’s common stock on a deferred basis. Effective June 1, 2018, Mr. Anderson, who had previously elected to receive 70% of his quarterly payments in the form of the Company’s common stock on a deferred basis, elected to receive 100% of his quarterly payments in cash. For fiscal 2018, Mr. Anderson received 70% of his quarterly payments in the form of the Company’s common stock on a deferred basis in February and May 2018 ($38,500) and 100% of his quarterly payments in cash in August and November 2018 ($60,000). All of the other independent directors received these amounts in cash.

(2)

This column reflects the award of 2,175 shares of the Company’s common stock to each independent director on June 1, 2018. The shares awarded to each director had an aggregate grant date fair value of $175,000, based on a per share price of $80.45, which was the average of the high and low prices on May 31, 2018, the trading day immediately preceding the grant. The amounts shown in this column constitute the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2018, in accordance with FASB ASC Topic 718. Mr. Anderson, Ms. Hopkins, Ms. La Roche, Mr. Schapiro and Mr. Yost elected to defer receipt of all of the shares awarded to them.

As of December 31, 2018, the aggregate number of deferred shares held for the account of each current independent director who has previously elected to defer shares was as follows: Mr. Anderson, 5,237 shares, Ms. Hopkins, 6,413 shares, Ms. La Roche, 7,981 shares, Mr. Schapiro, 63,479 shares and Mr. Yost, 26,337 shares. Dividend equivalents on these deferred shares are reinvested into additional deferred shares for the account of the independent director.

(3)

The Company maintains a matching gift program for colleagues and directors pursuant to which the Company matches, on a dollar-for-dollar basis, charitable contributions to certain educational institutions up to a total of $5,000 per colleague or director in any one year. The amounts shown in the table represent the Company’s matching contribution to educational institutions pursuant to this program.

66          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018, with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)		(b) Weighted- average exercise price of outstanding options, warrants and rights (2)(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by stockholders	15,499,070	(4)	$54.66	23,018,234	(5)
Equity compensation plans not approved by stockholders	416,019	(6)	$25.88	3,592,561	(7)
Total	15,915,089		$53.94	26,610,795

(1)

This column reflects shares subject to outstanding and unexercised options granted during the last ten years under the 2000 Senior Executive Incentive and Stock Award Plan, 2000 Employee Incentive and Stock Award Plan and 2011 Incentive and Stock Award Plan. This column also contains information regarding the equity awards specified in notes (4) and (6) below. There are no warrants or stock appreciation rights outstanding.

(2)

The number of shares that may be issued during the current offering periods under stock purchase plans, and the weighted-average exercise price of such shares, are uncertain and consequently not reflected in columns (a) and (b). The number of shares to be purchased will depend on the amount of contributions with interest accumulated under these plans as of the close of each purchase period during the current offering periods and the value of a share of Company common stock on each purchase date. An estimate of the number of shares subject to purchase during the current offering period for the 1999 Employee Stock Purchase Plan is 526,466 shares. An estimate of the number of shares subject to purchase during the current offering periods which mature in 2019 for the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), Irish Savings Related Share Option Scheme (2001) and Share Participation Schemes for employees in Ireland is 275,932 shares. The shares remaining available for future issuance shown in column (c) include any shares that may be acquired under all current offering periods for these stock purchase plans. Further information regarding shares available for issuance under these plans is set forth in the first bullet in each of notes (5) and (7) below.

(3)	The weighted-average exercise price in column (b) does not take into account the awards referenced in notes (4) and (6) below.
(4)

Includes 5,779,988 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2011 Incentive and Stock Award Plan and the 2000 Senior Executive Incentive and Stock Award Plan and predecessor plans and programs as well as other deferred compensation obligations under the Directors’ Stock Compensation Plan and the Supplemental Savings & Investment Plan, a nonqualified deferred compensation plan providing benefits to colleagues whose benefits are limited under the Company’s 401(k) Savings & Investment Plan.

(5)	Includes the following:

•	1,374,735 shares available for future purchases under the Stock Purchase Plan for International Employees, 259,121 shares available for future purchases under the Irish Savings Related Share Option Scheme (2001) (previously included with non-stockholder-approved plans) and 5,678,536 shares available for future purchases under the 1999 Employee Stock Purchase Plan, a stock purchase plan qualified under Section 423 of the Internal Revenue Code. Colleagues may acquire shares at a discounted purchase price (which may be no less than 95% of the market price of the stock on the relevant purchase date) on four quarterly purchase dates within each one-year offering period with the proceeds of their contributions plus interest accumulated during the respective quarter. The shares available reflect the adjustments described in Item 4 of our 2018 Proxy Statement.

•	12,714,565 shares available for future awards under the 2011 Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and stock awards in lieu of cash awards, dividend equivalents and other stock-based or unit-based awards. The grant, exercise or settlement of any award may be subject to the achievement of performance goals or other performance-based terms. Consistent with plan terms, the shares available for future awards include shares previously forfeited, canceled, exchanged or surrendered, including shares surrendered to satisfy withholding tax on restricted stock unit distributions.

•	2,664,648 shares available for future deferrals directed into share units under the Supplemental Savings & Investment Plan described in note (4) above.

•	326,629 shares available for future awards under the Directors’ Stock Compensation Plan. Awards may consist of shares, deferred stock units and dividend equivalents.

(6)

Includes 167,603 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2000 Employee Incentive and Stock Award Plan and predecessor plans and programs.

(7)	Includes the following:

•	3,418,793 shares available for future purchases under the Stock Purchase Plan for French Employees and Save as You Earn Plan (U.K.). The shares available reflect the adjustments described in Item 4 of our 2018 Proxy Statement.

•	173,768 shares available for future purchases under the Share Participation Schemes for employees in Ireland.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          67

Additional Information (Continued)

The material features of the Company’s compensation plans that have not been approved by stockholders and under which Company shares are authorized for issuance are described below. Any such material plans under which awards in Company shares may currently be granted are included as exhibits to, or incorporated by reference in, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Stock Purchase Plan for French Employees and Save As You Earn Plan (U.K.). Eligible employees may elect to contribute to these plans through regular payroll deductions over an offering period that varies by plan from one to five years. On each purchase date, generally the end of the offering period, participants may receive their contributions plus interest in cash or use that amount to acquire shares of stock at a discounted purchase price. Under the U.K. Plan, the purchase price may be no less than 95% of the market price of the stock at the beginning of the offering period. Under the French Plan, the purchase price may be no less than 95% of the market price of the stock at the end of the offering period.

2000 Employee Incentive and Stock Award Plan and predecessor plans and programs. The terms of the 2000 Employee Incentive and Stock Award Plan are described in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. The 2000 Employee Incentive and Stock Award Plan replaced the 1997 Employee Incentive and Stock Award Plan, the terms of which are described in Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 1999, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2000. No future awards may be granted under these or any other predecessor plan or program.

Share Participation Schemes for employees in Ireland. Eligible participants may elect to acquire shares of stock at market price by allocating their bonus and up to an equivalent amount of their basic salary. The acquired shares are held in trust and generally may not be transferred for two years following their acquisition. The initial value of any shares held in trust for more than three years is not subject to income tax. Scheme shares may be provided from the remaining 173,768 treasury shares or from open market purchases. Open market purchases do not count against the remaining treasury shares available.

68          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

CEO Pay Ratio

The ratio of the annual total compensation for our CEO compared to the annual total compensation of our median employee for fiscal year 2018 is 269, as calculated in accordance with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below.

The ratio for fiscal year 2018 is based on the annual total compensation of the Company’s median employee (excluding the CEO) and the CEO (as disclosed in the 2018 Summary Compensation Table in this proxy statement), as follows:

●	Median employee:	$64,238

●	CEO:	$17,281,919

The employment of the median employee reported in the 2018 proxy statement terminated in 2018. Accordingly, for 2018, we identified an alternative median employee as of December 5, 2017 in accordance with the same methodology used to determine the original median employee in 2017, using for such purposes our U.S. and non-U.S. employees (totaling approximately 66,900).

We annualized the base salary of regular full-time and part-time employees hired in 2017 and of employees on a leave of absence. We did not annualize the base salary of temporary employees.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the Company’s budgeted currency exchange rates for 2017 for base salary and 2016 for cash incentive compensation.

After identifying the median employee, we calculated annual total compensation for that employee for fiscal year 2018 using the same methodology used to calculate the amount reported for our named executive officers in the “Total” column of the 2018 Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s common stock. The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. All Section 16(a) filing requirements applicable to such individuals were complied with in 2018.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          69

Additional Information (Continued)

Transactions with Management and Others

The Company maintains a written Policy Regarding Related Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary. See the discussion under the caption “Review of Related Person Transactions” appearing on page 6 of this proxy statement for more information.

Daniel S. Glaser is President and Chief Executive Officer of the Company. Gary Glaser, Daniel Glaser’s brother, was a senior manager in Mercer’s investments business until November 2018. In that capacity, Gary Glaser conducted research on external investment management products, which is used in connection with the provision of investment services to Mercer’s clients. Gary Glaser received compensation totaling approximately $186,700 in 2018. Zachary Scott, an Oliver Wyman employee since 2011, became Daniel Glaser’s son-in-law in 2015. Mr. Scott is a principal based in London, and his compensation expressed in U.S. dollars totaled approximately $222,700 in 2018.

Peter C. Hearn is President and Chief Executive Officer of Guy Carpenter & Company. David A. Hearn, Peter Hearn’s brother, is an executive vice president and senior business development broker at Guy Carpenter. In 2018, Mr. Hearn received compensation totaling approximately $1,909,000 and the Company recovered approximately $400,000 from Mr. Hearn in respect of prior payments to make him whole for awards required to be repaid to his former employer.

Marc Oken, a member of the Company’s Board of Directors, is a Founding Partner of Falfurrias Capital Partners, a private equity investment firm (“Falfurrias”). Falfurrias, through an affiliated fund, owned a controlling interest in RegEd, Inc. (“RegEd”) from July 2015 through December 2018. In December 2018, RegEd was acquired by a third party, with Falfurrias retaining an equity interest. RegEd is a private company that provides compliance management, education, licensing and registration services to insurance brokers, insurance carriers and broker dealers, including the Company and certain of its subsidiaries. In 2018, RegEd received approximately $1.5 million in fees and other compensation from the Company pursuant to arms-length agreements. In addition, Marsh was engaged during 2017 to place insurance on commercial terms in the ordinary course of Marsh’s business for several of Falfurrias’ portfolio companies and personal insurance for Mr. Oken, for which the Company received total payments of less than $660,000 in 2018. In 2018, Falfurrias conducted a request for proposal process and selected Oliver Wyman to perform consulting services for one of its portfolio companies. Oliver Wyman was engaged on standard commercial terms in the ordinary course of its business and received a fee of $500,000 plus capped expenses.

70          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Information About Our Annual Meeting and Solicitation of Proxies

WHY HAVE I RECEIVED A NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED COPIES OF THESE MATERIALS IN THE MAIL?

In order to reduce paper and postage costs, and in accordance with SEC rules, we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Stockholders who are current employees of the Company or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

WHO CAN VOTE ON THE MATTERS BEING DECIDED AT THE ANNUAL MEETING?

With respect to each matter properly brought before the meeting, each stockholder who held shares as of the close of business on March 18, 2019, which we refer to as the record date, is entitled to one vote, in person or by proxy, for each share of common stock held as of that date. As of the record date, there were outstanding 507,562,015 shares of Marsh & McLennan Companies common stock entitled to vote.

Stockholders of Record

If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. The Company is incorporated in Delaware, and in accordance with Delaware law, a list of the Company’s common stockholders of record as of the record date will be available for inspection at our principal executive offices at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the annual meeting.

Beneficial (“Street Name”) Stockholders

If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account.

HOW DO I VOTE?

Whether you hold shares as a stockholder of record or beneficial owner, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting. If you are a stockholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you are a beneficial owner holding shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the voting instruction form provided to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.

YOU MAY VOTE IN THE FOLLOWING MANNER:

By Telephone or the Internet

You may vote your shares via telephone or the Internet as instructed in the Notice or the proxy card, depending on how you received the proxy materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

By Mail

Stockholders who receive hard copies of the proxy materials may choose to vote by mail and, if you so choose, should complete, sign and date your proxy card or voting instruction card and mail it in the pre-addressed envelope included with the proxy materials. Note that, if you are a stockholder of record and you sign and return a proxy, but do not specify how to vote, your shares will be voted by the proxies in accordance with the Board’s recommendations, which will be in favor of our director nominees (Item 1); to approve, by nonbinding vote, the compensation of our named executive officers (Item 2); and in favor of the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Item 3).

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          71

Additional Information (Continued)

CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

Yes. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from your broker, bank or other intermediary record holder a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting or (iii) sending written notification of revocation addressed to: Marsh & McLennan Companies, Inc., Attn: Katherine J. Brennan—Corporate Secretary, 1166 Avenue of the Americas, New York, New York 10036-2774

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following the instructions they provided; or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.

WHAT SHOULD I DO TO ATTEND THE ANNUAL MEETING?

Stockholders (of record or beneficial) and their proxy holders may attend the annual meeting by sending a request to AnnualMeeting@mmc.com with the following information: (i) your name and complete mailing address; (ii) the names of any family members who will accompany you; (iii) if you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and (iv) proof that you owned shares of the Company’s common stock as of March 18, 2019 (such as a letter from your bank or broker or a photocopy of your voting instruction form or Notice of Internet Availability of Proxy Materials).

Advance registration is available to registered and beneficial owners and must be requested no later than May 14, 2019. Please note that seating is limited and registration requests will be processed in the order they are received. You may also join us via live webcast on http://www.mmc.com.

In addition to registering in advance, please bring a form of government-issued photo identification, such as a driver’s license, state-issued identification card or passport, to be admitted to the annual meeting. Marsh & McLennan Companies colleagues wishing to attend the annual meeting may present their current employee identification card to be admitted.

If you were the beneficial owner of shares held in the name of a bank, broker or other holder of record, you or your representative must also bring proof of your stock ownership on March 18, 2019, such as an account statement or similar evidence of ownership.

For safety and security reasons, large bags, briefcases, packages, cameras, recording equipment or other electronic devices will not be permitted in the annual meeting. If you do not comply with the procedures outlined above for attending the annual meeting in person, we will not be able to admit you to the annual meeting.

Whether you hold shares as a stockholder of record or are a beneficial owner, we urge you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the annual meeting.

WHAT ARE THE REQUIREMENTS TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.

72          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

WHAT ARE THE VOTING REQUIREMENTS TO ELECT DIRECTORS AND TO APPROVE THE OTHER PROPOSALS DISCUSSED IN THE PROXY STATEMENT?

The voting standards applicable to the annual meeting are as follows:

Election of Directors

The Company’s bylaws provide that in an uncontested election, a nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election. Abstentions will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome. The election of directors is not considered a “routine” matter and thus brokers do not have discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. (See “Significance of Broker Nonvotes” below.)

Our Governance Guidelines address the procedures to be followed if an incumbent director standing for reelection in an uncontested election fails to receive a majority of the votes cast. See “Director Election Voting Standard” on page 6.

Vote Required for Other Proposals

Proposal	Vote Required
Item 2—Advisory (nonbinding) vote to approve named executive officer compensation	Majority of the shares entitled to vote and present in person or represented by proxy
Item 3—Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm

In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these items, while broker nonvotes (described below) will not. Abstentions have the effect of a vote “against” each of the proposals.

Significance of “Broker Nonvotes”

The rules of the NYSE provide that, when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. The broker may submit a proxy on any routine matter, for which instructions were required but not provided, but when the broker refrains from voting on non-routine matters, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to those matters, but are counted as present and represented for purposes of determining the presence of a quorum at the annual meeting. Under the rules of the NYSE, the election of directors (Item 1) and the nonbinding vote to approve the compensation of our named executive officers (Item 2) are considered non-routine.

COULD ADDITIONAL MATTERS BE DECIDED AT THE ANNUAL MEETING?

As of the date of this proxy statement, we do not know of any matters not described in this proxy statement that will be presented at the meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.

WHO CONDUCTS THE ANNUAL MEETING?

The independent chairman of the Board of Directors acts as chairman of the annual meeting and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

WHO WILL COUNT THE VOTES AT THE ANNUAL MEETING?

One or more representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

HOW MAY I OBTAIN ELECTRONIC DELIVERY OF PROXY MATERIALS IN THE FUTURE?

Most stockholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this electronic delivery option by following the instructions provided when you vote over the Internet. Active employees of the Company who hold Marsh & McLennan Companies common stock in certain employee benefit plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          73

Additional Information (Continued)

If you are a beneficial owner who holds shares in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet. Otherwise, please contact your broker or other intermediary holder of record for information regarding electronic delivery of proxy materials.

Stockholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.

HOW ARE MATERIALS PROVIDED TO STOCKHOLDERS SHARING THE SAME ADDRESS?

In order to reduce paper and postage costs, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record or who hold shares in certain employee benefit plan accounts and who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies.

Stockholders who participate in householding continue to receive separate control numbers for voting and, in the case of those who receive hard copies of the proxy materials, separate proxy cards. Householding does not in any way affect dividend check mailings.

If you are a stockholder of record or hold our common stock in an employee benefit plan account and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, you may revoke your consent to householding at any time by calling Broadridge Financial Solutions, Inc. toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

BENEFICIAL STOCKHOLDERS

A number of brokerages and other institutional holders of record have implemented householding. If you are a beneficial owner who holds shares in street name, please contact your broker or other intermediary holder of record to request information about householding.

HOW MAY I OBTAIN ANOTHER SET OF PROXY MATERIALS?

This proxy statement and our 2018 Annual Report can be viewed on (and printed from) our website at http://proxy.mmc.com. If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone our office of Investor Relations at (212) 345-0072 or write to: Marsh & McLennan Companies, Inc., Attn: Investor Relations, 1166 Avenue of the Americas, New York, New York 10036-2774

WHO WILL BEAR THE COST OF THIS PROXY SOLICITATION?

We are providing these proxy materials in connection with the solicitation made by the Company’s Board of Directors of proxies to be voted at our annual meeting. We pay the expenses of preparing and distributing the proxy materials and soliciting proxies. We also reimburse brokers and other institutional record holders for their expenses in forwarding these materials to, and obtaining voting instructions from, beneficial owners of the Company’s common stock.

In addition to the distribution of this proxy statement and instructions for voting at the annual meeting, proxies may be solicited personally, electronically or by telephone by our directors, officers and other colleagues at no additional compensation. We have retained Georgeson Inc. as our agent to assist in the proxy solicitation at a fee of approximately $11,000, plus expenses.

74          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Submission of Stockholder Proposals and Other Items of Business for 2020 Annual Meeting

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR INCLUSION IN THE PROXY STATEMENT

Pursuant to Rule 14a-8, if a stockholder wants the Company to consider a proposal for inclusion in our proxy materials for presentation at our 2020 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, not later than November 30, 2019. The proposal must be sent to the attention of Katherine J. Brennan—Corporate Secretary, and must comply with all relevant SEC requirements.

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to the greater of two or 20% of board seats, if the stockholder(s) and the nominee(s) meet the requirements in our bylaws. Notice of director nominations submitted under these proxy access bylaw provisions must be received no earlier than October 31, 2019 and no later than November 30, 2019. Director nominations submitted pursuant to the proxy access provisions of our bylaws must comply with all of the requirements of our bylaws.

OTHER STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS

Our bylaws set forth certain requirements that a stockholder must follow if the stockholder wants to nominate a person for election as director or propose an item of business (“other stockholder business”) at an annual meeting of stockholders that is not included in our proxy statement. To properly bring the nomination or other stockholder business before an annual meeting, the proponent must be a stockholder of record both at the time the relevant notice of proposal is submitted and at the time of the annual meeting and be entitled to vote at the annual meeting, and comply with certain notice procedures. In the case of other stockholder business, the business must otherwise be a proper matter for stockholder action in accordance with law, the Company’s Certificate of Incorporation and the Company’s bylaws. The notice of proposal (nominating a person for election as director or proposing other stockholder business) also must comply with certain procedures regarding timeliness and form. The notice must be delivered not earlier than 5:00 p.m. Eastern Time on January 17, 2020, and not later than 5:00 p.m. Eastern Time on February 16, 2020. The notice must be delivered to Katherine J. Brennan—Corporate Secretary at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          75

Additional Information (Continued)

Exhibit A

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Includes Revenue Standard Impact

Twelve Months Ended December 31

(Millions) (Unaudited)

Overview

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as “GAAP” or “reported” results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

ADJUSTED OPERATING INCOME (LOSS) AND ADJUSTED OPERATING MARGIN

Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the twelve months ended December 31, 2018. The following tables also present adjusted operating margin. For the twelve months ended December 31, 2018, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue adjusted for the subsidiary or affiliate transactions discussed below.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total

Twelve Months Ended December 31, 2018
Operating Income (Loss)	$1,864	$1,099	$(202)	$2,761

Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	99	52	10	161
Adjustments to acquisition related accounts (b)	22	10	—	32
JLT acquisition related costs (c)	5	—	7	12
Subsidiary or affiliate transactions (d)	(35)	6	—	(29)
Other	1	—	—	1

Operating income adjustments	92	68	17	177

Adjusted operating income (loss)	$1,956	$1,167	$(185)	$2,938

Operating margin	22.7%	16.2%	N/A	18.5%

Adjusted operating margin	23.9%	17.2%	N/A	19.7%

(a)

Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Reflects severance and consulting costs in 2018 relating to the Marsh simplification initiative and Mercer’s business restructure.

(b)	Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c)	Primarily related to legal and consulting costs in connection with the JLT acquisition.
(d)

Dispositions or deconsolidation of businesses and results of certain equity method investments are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

Note:

Comparative financial information for the twelve months ended December 31, 2017 is presented on page 77.

76          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Marsh & McLennan Companies, Inc.

Non-GAAP Measures – Comparable Accounting Basis

Excludes Revenue Standard Impact

Twelve Months Ended December 31

(Millions) (Unaudited)

As discussed earlier, the Company has adopted the new revenue standard using the modified retrospective method, which requires the disclosure of the impacts of the standard on each financial statement line item. The non-GAAP measures below present an analysis of results reflecting 2018 financial information excluding the impact of the application of ASC 606, to facilitate a comparison to the 2017 results. Except for the adjustment for the effects of ASC 606 in 2018, these non-GAAP measures are calculated as described on the prior page.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total

Twelve Months Ended December 31, 2018
Operating Income (loss) without adoption	$1,864	$1,084	$(202)	$2,746

Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	99	52	10	161
Adjustments to acquisition related accounts (b)	22	10	—	32
JLT acquisition related costs (c)	5	—	7	12
Subsidiary or affiliate transactions (d)	(35)	6	—	(29)
Other	1	—	—	1

Operating income adjustments	92	68	17	177

Adjusted operating income (loss)	$1,956	$1,152	$(185)	$2,923

Operating margin—Comparable basis	22.6%	16.0%	N/A	18.4%

Adjusted operating margin—Comparable basis	23.9%	17.0%	N/A	19.6%

Twelve Months Ended December 31, 2017
Operating Income (loss)	$1,731	$1,110	$(186)	$2,655

Add impact of Noteworthy Items:
Restructuring (a)	11	19	10	40
Adjustments to acquisition related accounts (b)	—	3	—	3
Other Settlement, Legal and Regulatory (e)	15	—	—	15
Other	1	—	—	1

Operating income adjustments	27	22	10	59

Adjusted operating income (loss)	$1,758	$1,132	$(176)	$2,714

Operating margin	22.7%	17.2%	N/A	18.9%

Adjusted operating margin	23.0%	17.6%	N/A	19.4%

(a)

Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Reflects severance and consulting costs in 2018 relating to the Marsh simplification initiative and Mercer’s business restructure.

(b)	Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c)	Primarily related to legal and consulting costs in connection with the JLT acquisition.
(d)

Dispositions or deconsolidation of businesses and results of certain equity method investments are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

(e)	Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          77

Additional Information (Continued)

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Includes Revenue Standard Impact

Twelve Months Ended December 31

(Millions) (Unaudited)

ADJUSTED INCOME, NET OF TAX AND ADJUSTED EARNINGS PER SHARE

Adjusted income, net of tax is calculated as the Company’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities previously recorded to equity, change in fair value of the acquisition related derivative contracts, amortization of bridge financing fees, pension settlement charges and adjustments to provisional 2017 tax estimates. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC’s average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the twelve months ended December 31, 2018.

	Twelve Months Ended December 31, 2018
		Amount	Adjusted EPS
Income from continuing operations		$1,670
Less: Non-controlling interest, net of tax		20

Subtotal		$1,650	$3.23
Operating income adjustments (from page 76)	$177
Investments adjustment (a)	29
Pension settlement change (b)	42
Change in fair value of acquisition related derivative contracts (c)	441
Amortization of bridge financing fees (d)	30
Impact of income taxes on above items	(139)
Adjustments to provisional 2017 tax estimates (e)	(5)

		575	1.12

Adjusted income, net of tax		$2,225	$4.35
(a)

Mark-to-market adjustments for investments classified as available for sale under prior guidance were recorded to equity, net of tax. Beginning January 1, 2018 such adjustments must be recorded as part of investment income. Prior periods were not restated. The Company excludes such mark-to-market gains or losses from its calculation of adjusted earnings per share. The Company recorded mark-to-market gains of $54 million for the twelve-month period ended December 31, 2018, which are included in Investment Income in the Consolidated Statement of Income.

The Company has an investment in Alexander Forbes (“AF”), which is accounted for using the equity method. AF’s shares (which are publicly traded on the Johannesburg stock exchange) have been trading below the Company’s carrying value. Based on the extent of and duration over which the shares have traded below the Company’s carrying value, the Company determined the decline was other than temporary and in the third quarter recorded a charge of $83 million in Investment loss.

(b)

Pension settlement charge resulting from lump sum settlements elected by participants in primarily certain U.K. pension plans. Recognition of these payments as a partial settlement was required because in each respective plan the lump sum payments exceeded the total of interest and service cost for the year.

(c)	Reflects the change in fair value of the deal contingent foreign exchange contract and treasury rate locks related to the acquisition of JLT.
(d)	Reflects amortization of the bridge financing fees related to the pending acquisition of JLT recorded in interest expense.
(e)	Relates to final adjustments to provisional 2017 year-end estimates of transition taxes and U.S. deferred tax assets and liabilities from U.S. tax reform.

Note:

Comparative financial information for the twelve months ended December 31, 2017 is presented on page 79.

78          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

Additional Information (Continued)

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Excludes Revenue Standard Impact—Comparable Accounting Basis

Twelve Months Ended December 31

(Millions) (Unaudited)

As discussed earlier, the Company adopted the new revenue standard using the modified retrospective method, which requires the disclosure of the impacts of the standard on each financial statement line item. The non-GAAP measures below present an analysis of results reflecting 2018 financial information excluding the impact of the application of ASC 606, to facilitate a comparison to the 2017 results. Except for the adjustment for the effects of ASC 606 in 2018, these non-GAAP measures are calculated as described on the prior page.

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017
		Amount	Adjusted EPS		Amount	Adjusted EPS
Income from continuing operations, (2018 prior to the impact of ASC 606)		$1,659			$1,510
Less: Non-controlling interest, net of tax		20			20

Subtotal		$1,639	$3.21		$1,490	$2.87
Operating income adjustments (from page 77)	$177			$59
Investments adjustment (a)	29			—
Pension settlement change (b)	42			54
Change in fair value of FX acquisition related derivative contracts (c)	441			—
Amortization of bridge financing fees (d)	30			—
Impact of income taxes on above items	(139)			(28)
Adjustments/Impact of U.S. tax reform (e)	(5)			460

		575	1.12		545	1.05

Adjusted income, net of tax		$2,214	$4.33		$2,035	$3.92
(a)

Mark-to-market adjustments for investments classified as available for sale under prior guidance were recorded to equity, net of tax. Beginning January 1, 2018 such adjustments must be recorded as part of investment income. Prior periods were not restated. The Company excludes such mark-to-market gains or losses from its calculation of adjusted earnings per share. The Company recorded mark-to-market gains of $54 million for the twelve-month period ended December 31, 2018, which are included in Investment Income in the Consolidated Statement of Income.

The Company has an investment in AF, which is accounted for using the equity method. AF’s shares (which are publicly traded on the Johannesburg stock exchange) have been trading below the Company’s carrying value. Based on the extent of and duration over which the shares have traded below the Company’s carrying value, the Company determined the decline was other than temporary and in the third quarter recorded a charge of $83 million in Investment loss.

(b)

Pension settlement charge resulting from lump sum settlements elected by participants in primarily certain U.K. pension plans. Recognition of these payments as a partial settlement was required because in each respective plan the lump sum payments exceeded the total of interest and service cost for the year.

(c)	Reflects the change in fair value of the deal contingent foreign exchange contract and treasury rate locks related to the acquisition of JLT.
(d)	Reflects amortization of the bridge financing fees related to the pending acquisition of JLT recorded in interest expense.
(e)	Relates to final adjustments to provisional 2017 year-end estimates of transition taxes and U.S. deferred tax assets and liabilities from U.S. tax reform.

Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement          79

Additional Information (Continued)

Exhibit B

As discussed more fully in our “Compensation Discussion and Analysis—Financial Services and General Industry Surveys” on page 30, the Compensation Committee reviewed market data for executive compensation, effective March 1, 2018, compiled from two subsets of S&P 500® companies (as listed below) that participated in an executive compensation survey conducted by an independent compensation consulting firm.

FINANCIAL SERVICES SUBSET OF SURVEY PARTICIPANTS	GENERAL INDUSTRY SUBSET OF SURVEY PARTICIPANTS
AFLAC	3M	Edison International	Northrop Grumman
AIG	AbbVie	Eli Lilly	NRG Energy
Alliance Data Systems	Accenture	Entergy	Occidental Petroleum
Allstate	AFLAC	Estée Lauder	ONEOK
American Express	AIG	Eversource Energy	Pacific Gas & Electric
Ameriprise Financial	Air Products and Chemicals	Exelon	Parker Hannifin
Anthem	Allergan	Expedia	PayPal
Capital One Financial	Alliance Data Systems	FedEx Express	PPL
Centene	Allstate	FirstEnergy	Praxair
Charles Schwab	Altria Group	FIS	Principal Financial Group
Chubb	American Electric Power	Freeport-McMoRan	Progressive
Cigna	American Express	Gap	Prudential Financial
Fifth Third Bancorp	Ameriprise Financial	General Dynamics	Public Service Enterprise Group
Fiserv	Amgen	General Mills	PulteGroup
Hartford Financial Services Grp	Anadarko Petroleum	Hartford Financial Services Grp	PVH Corp.
KeyCorp	Andeavor	HCA Healthcare	Quest Diagnostics
Lincoln Financial	Anthem	Henry Schein	Royal Caribbean Cruises
MetLife	Archer Daniels Midland	Hershey	Sempra Energy
PayPal	Arconic	Hilton Worldwide	Sherwin-Williams
Principal Financial Group	Automatic Data Processing	Honeywell	Southern Company Services
Prudential Financial	Ball	Hormel Foods	Stanley Black & Decker
Regions Financial	Baxter	Humana	Starbucks
SunTrust Banks	Becton Dickinson	IBM	Stryker
Synchrony Financial	Best Buy	Ingersoll Rand	SunTrust Banks
Travelers	Biogen	International Paper	Synchrony Financial
U.S. Bancorp	BorgWarner	IQVIA	Sysco Corporation
Unum	Boston Scientific	Johnson Controls	Target
	Bristol-Myers Squibb	Kellogg	TE Connectivity
	Campbell Soup	Kimberly-Clark	Textron
	Capital One Financial	Kinder Morgan	Thermo Fisher Scientific
	Carnival	Kohl’s	Time Warner
	Celgene	Kraft Heinz	TJX Companies
	Centene	L3 Technologies	Tractor Supply Company
	CenterPoint Energy	LBrands	Travelers
	CenturyLink	Lincoln Financial	Tyson Foods
	Charles Schwab	Lockheed Martin	U.S. Bancorp
	Charter Communications	LyondellBasell	United Continental Holdings
	Chubb	Marathon Petroleum	United Technologies Corp.
	Cigna	Marriott International	Universal Health Services
	Cisco Systems	Masco	Unum
	Colgate-Palmolive	McDonald’s	UPS
	ConAgra Foods	Medtronic	Valero Energy
	Conoco Phillips	Merck & Co	VF Corporation
	CSX	MetLife	Viacom
	Danaher	MGM Resorts International	Walt Disney
	Darden Restaurants	Molson Coors Brewing	Waste Management
	Devon Energy	Mondelez	WEC Energy Group
	Dollar Tree	Mosaic	WestRock
	Dominion Energy	Mylan	Weyerhaeuser
	Duke Energy	Newell Brands	Whirlpool
	Eastman Chemical	Newmont Mining	Williams Companies
	Eaton	NextEra Energy Inc.	Xcel Energy
	Ecolab	Norfolk Southern	Zimmer Biomet

80          Marsh & McLennan Companies, Inc. Notice of Annual Meeting and 2019 Proxy Statement

HELPFUL RESOURCES Annual Meeting Information 2019 Proxy Statement proxy.mmc.com Online Voting www.proxyvote.com Annual Meeting Webcast www.mmc.com Board of Directors www.mmc.com/about-us/leadership.html Committee Charters www.mmc.com/about/governance.php Audit Committee Compensation Committee Corporate Responsibility Committee Directors & Governance Committee Corporate Governance Documents www.mmc.com/about/governance.php Certificate of Incorporation Bylaws Guidelines for Corporate Governance Marsh & McLennan Information Company Website www.mmc.com Executive Committee www.mmc.com/about-us/leadership.html Code of Conduct, The Greater Good www.mmc.com/about-us/about-culture.html Corporate Citizenship Report www.mmc.com/about-us/about-culture.html ESG www.mmc.com/esg ESG Business Initiatives Marsh & McLennan Insights www.mmc.com/insights Mercer’s Responsible Investment team www.mercer.com/our-thinking/wealth/ responsible-investment.html Mercer’s When Women Thrive, www.mercer.com/our-thinking/when-women- Businesses Thrive thrive.html The Global Risks Report www.weforum.org/reports/theglobal- risks-report-2019 The Guy Carpenter Asia-Pacific Climate www.cityu.edu.hk/gcacic/ Impact Centre The Oliver Wyman Health Innovation Center www.oliverwyman.com/our-expertise/ insights/campaigns/2016/health-innovationcenter. html The Sustainability Center at Oliver Wyman www.oliverwyman.com/our-expertise/ capabilities/sustainability-center.html Financial Information 2018 Annual Report proxy.mmc.com Events & Presentations news-investors.mmc.com Quarterly Earnings news-investors.mmc.com Investor Relations news-investors.mmc.com Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute part of this proxy statement. CONTACT INFORMATION Questions for the Board, any of the directors or committees of the Board should be directed to: Marsh & McLennan Companies c/o Katherine J. Brennan, Corporate Secretary 1166 Avenue of the Americas New York, New York 10036-2774 Concerns may be raised on a confidential or anonymous basis by telephone or online. To raise a concern online or for dialing instructions, please go to www.ethicscomplianceline.com

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, NY 10036 mmc.com

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, which is May 13, 2019 for shares held in a Plan (as defined on the reverse of this proxy card), and May 15, 2019 for all other registered shares. Have your proxy card in hand when MARSH & McLENNAN COMPANIES, INC. you access the website and follow the instructions to obtain your records and 1166 AVENUE OF THE AMERICAS to create an electronic voting instruction form. NEW YORK, NY 10036 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by MMC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on the cut-off date, which is May 13, 2019 for shares held in a Plan (as defined on the reverse of this proxy card), and May 15, 2019 for all other registered shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For shares held in a Plan (as defined on the reverse of this proxy card), your proxy card must be received by May 13, 2019. For all other registered shares, your proxy card must be received by May 15, 2019. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E65236-P20170 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the For Against Abstain following proposals: Item 2 Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation Item 3 Ratification of Selection of Independent Registered Public Accounting Firm MARSH & McLENNAN COMPANIES, INC. The Board of Directors recommends you vote FOR the following directors: Item 1 Election of Directors For Against Abstain 1a. Anthony K. Anderson 1b. Oscar Fanjul 1c. Daniel S. Glaser 1d. H. Edward Hanway 1e. Deborah C. Hopkins 1f. Elaine La Roche 1g. Steven A. Mills 1h. Bruce P. Nolop 1i. Marc D. Oken 1j. Morton O. Schapiro 1k. Lloyd M. Yates 1l. R. David Yost For address changes and/or comments, please check this box and write them on the back Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E65237-P20170 MARSH & McLENNAN COMPANIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2019 ANNUAL MEETING FOR ALL STOCKHOLDERS: The undersigned hereby appoints Katherine J. Brennan and Tiffany D. Wooley proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 16, 2019 at 10:00 a.m. (New York City time) at the principal executive offices of Marsh & McLennan Companies, Inc. at 1166 Avenue of the Americas, New York, NY 10036 and at any adjournment or postponement thereof. FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN THE MARSH & McLENNAN COMPANIES 401(k) SAVINGS & INVESTMENT PLAN AND/OR THE MARSH & McLENNAN AGENCY 401(k) SAVINGS & INVESTMENT PLAN: This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies 401(k) Savings & Investment Plan and the Marsh & McLennan Agency 401(k) Savings & Investment Plan (each a “Plan”, and collectively, the “Plans”), who have the right to instruct the trustees under each Plan to vote the shares of stock of Marsh & McLennan Companies, Inc. (the “Company”) held under the Plans on their behalf, subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By signing and returning this card, the undersigned directs the trustees under each Plan to vote in person or by proxy all shares of the Company’s stock held under the Plans on behalf of the undersigned upon all matters at the Annual Meeting of Stockholders of the Company on May 16, 2019 and at any adjournment or postponement thereof. Provided this card is received by May 13, 2019, voting rights will be exercised by the trustees as directed or, if the card is signed but does not provide voting instructions, it will be deemed a direction to vote FOR Items 1, 2 and 3. Under each Plan, the trustees of the Plan shall vote all undirected and all unallocated shares in the same proportion as those shares held in the Plan for which they have received a signed instruction card, except as otherwise provided in accordance with ERISA. Under the Plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of the shares of the Company’s stock held under the Plans on their behalf and their proportionate shares of undirected or unallocated shares. Participants in the Plans cannot vote at the meeting and may only vote these shares as provided in this paragraph. PROVIDED THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS PROPERLY EXECUTED, BUT NO DIRECTIONS ARE MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)